Exhibit 99.2

Published CUSIP Number:

U.S.$65,000,000

CREDIT AGREEMENT

DATED AS OF FEBRUARY 23, 2005

AMONG

THE BOYDS COLLECTION, LTD.,
as Borrower,

THE LENDERS LISTED HEREIN,
as Lenders,

BANK OF AMERICA, N.A.,
as L/C Issuer

AND

BANK OF AMERICA, N.A.,
as Administrative Agent.

BANC OF AMERICA SECURITIES LLC AND CREDIT SUISSE FIRST BOSTON
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

THE BOYDS COLLECTION, LTD.

CREDIT AGREEMENT

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1 Certain Defined Terms
1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3 Other Definitional Provisions and Rules of Construction

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1 Commitments; Making of Loans; Notes
2.2 Interest on the Loans
2.3 Fees
2.4 Repayments, Prepayments and Reductions in Revolving Loan’ Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under the Guaranties
2.5 Use of Proceeds
2.6 Special Provisions Governing LIBOR Loans
2.7 Increased Costs; Capital Adequacy; Taxes
2.8 Notice of Certain Costs; Obligation of Lenders and L/C Issuers to Mitigate
2.9 Defaulting Lenders
2.10 Removal or Replacement of a Lender
2.11 Survival

SECTION 3. LETTERS OF CREDIT
3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein
3.2 Letter of Credit Amounts

SECTION 4. CONDITIONS TO EFFECTIVENESS OF THE AGREEMENT, LOANS AND LETTERS OF CREDIT
4.1 Conditions to Effectiveness of Agreement and to Initial Loans
4.2 Conditions to All Loans
4.3 Conditions to Letters of Credit

SECTION 5. BORROWER’S REPRESENTATIONS AND WARRANTIES
5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
5.2 Authorization of Borrowing, etc.
5.3 Financial Condition
5.4 No Material Adverse Effect
5.5 Title to Properties; Liens
5.6 Litigation; Adverse Facts
5.7 Payment of Taxes

i

5.8 Governmental Regulation
5.9 Employee Benefit Plans
5.10 Environmental Protection
5.11 Disclosure
5.12 Anti-Terrorism and Anti-money Laundering Compliance
5.13 Compliance with Laws and Agreements
5.14 Solvency

SECTION 6. AFFIRMATIVE COVENANTS
6.1 Financial Statements and Other Reports
6.2 Corporate Existence, etc.
6.3 Payment of Taxes and Claims; Tax Consolidation
6.4 Maintenance of Properties; Insurance
6.5 Books and Records; Inspection Rights
6.6 Compliance with Laws, etc.
6.7 Additional Collateral; Further Assurances
6.8 Transactions with Affiliates
6.9 Conduct of Business
6.10 Fiscal Year
6.11 Waiver of Usury Laws
6.12 Anti-Terrorism Laws and Policies

SECTION 7. NEGATIVE COVENANTS
7.1 Indebtedness
7.2 Liens and Related Matters
7.3 Investments; Joint Ventures
7.4 Guarantee Obligations
7.5 Restricted Junior Payments
7.6 Financial Covenants
7.7 Restriction on Certain Fundamental Changes; Asset Sales and Acquisitions
7.8 Consolidated Capital Expenditures
7.9 Amendments of Documents Relating to Subordinated Indebtedness
7.10 Conduct of Business; Subsidiaries; Acquisitions
7.11 Restrictive Agreements
7.12 Margin Regulations; Securities Laws
7.13 Limitation on Payments
7.14 Cash Management
7.15 Anti-Terrorism Matters

SECTION 8. EVENTS OF DEFAULT
8.1 Failure to Make Payments When Due
8.2 Default in Other Agreements
8.3 Breach of Certain Covenants
8.4 Breach of Warranty
8.5 Other Defaults Under Loan Documents
8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.
8.8 Judgments and Attachments
8.9 ERISA
8.10 Change of Control
8.11 Material Invalidity of Guaranties; Material Failure of Security; Repudiation of Obligations

SECTION 9. ADMINISTRATIVE AGENT
9.1 Appointment and Authority
9.2 Rights as a Lender
9.3 Exculpatory Provisions
9.4 Reliance by Administrative Agent
9.5 Delegation of Duties
9.6 Resignation of Administrative Agent
9.7 Non-Reliance on Administrative Agent and Other Lenders
9.8 Collateral Documents and Guaranties

SECTION 10. MISCELLANEOUS
10.1 Assignments and Participations in Loans and Letters of Credit
10.2 Expenses
10.3 Indemnity
10.4 Set-Off
10.5 Ratable Sharing
10.6 Amendments and Waivers
10.7 Notices
10.8 Survival of Representations, Warranties and Agreements
10.9 Failure or Indulgence Not Waiver; Remedies Cumulative
10.10 Marshalling; Payments Set Aside
10.11 Severability
10.12 Obligations Several; Independent Nature of Lenders’ Rights
10.13 Headings
10.14 Applicable Law
10.15 Consent to Jurisdiction and Service of Process
10.16 Waiver of Jury Trial
10.17 Confidentiality
10.18 Counterparts
10.19 Other Transactions
10.20 Entire Agreement
10.21 USA PATRIOT Act Notice
10.22 Judgment Currency
10.23 Interest Rate Limitation

Exhibits

Exhibit A-1	Form of Account Control Agreement (Deposit)

Exhibit A-2	Form of Account Control Agreement (Securities)

Exhibit B	Form of Assignment Agreement

Exhibit C-1	Form of Collateral Access Agreement (Landlord)

Exhibit C-2	Form of Collateral Access Agreement (Bailee)

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Copyright Security Agreement

Exhibit F	Form of Master Pledge Agreement

Exhibit G	Form of Notice of Borrowing

Exhibit H	Form of Notice of Conversion/Continuation

Exhibit I-1	Form of Term Loan Note

Exhibit I-2	Form of Revolving Loan Note

Exhibit J	Form of Security Agreement

Exhibit K-1	Form of Guaranty

Exhibit K-2	Form of Guaranty (Material Foreign Subsidiary)

Exhibit L	Form of Officer’s Certificate

Exhibit M	Form of Trademark Security Agreement

Exhibit N	List of Closing Documents

Exhibit O	Form of Intercompany Note

Schedules

Schedule 1.1	Existing Letters of Credit

Schedule 2.1	Lender Commitments; Lending Office

Schedule 5.1	Organizational Matters; Subsidiary and Capitalization Matters

Schedule 5.5	Property Information

Schedule 5.6	Litigation

Schedule 5.9	ERISA Matters

Schedule 7.1	Existing Indebtedness

Schedule 7.2	Existing Liens

Schedule 7.3	Existing Investments

Schedule 7.4	Existing Guarantee Obligations

Schedule 7.11	Restrictive Agreements

Schedule 10.1	Applicable Recordation Fees

Schedule 10.7	Notice Information

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) is dated as of February 23, 2005, and is entered into by and among THE BOYDS COLLECTION, LTD., a Maryland corporation (“Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS LENDERS (each individually referred to herein as a “Lender” and collectively as “Lenders”), and BANK OF AMERICA, N.A. (“Bank of America”), as the initial L/C Issuer (as defined below) and as administrative agent for Lenders and L/C Issuer (together with its successors and permitted assigns in such capacity, “Administrative Agent”). This Agreement has been acknowledged and agreed to by FLEET NATIONAL BANK, in its capacity as the L/C Issuer with respect to the Existing Letters of Credit (defined below) and the parties hereto agree that Fleet National Bank shall benefit from the provisions hereof as the L/C Issuer with respect to the Existing Letters of Credit.

SECTION 1.                                DEFINITIONS

1.1                                 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Account Control Agreement” means each (i) with respect to each Deposit Account in the name of a Loan Party, account control agreement executed by a deposit bank, such Loan Party and the Administrative Agent substantially in the form of Exhibit A-1 attached hereto (with such changes thereto requested by such deposit bank as may be acceptable to the Administrative Agent and Borrower), and (ii) with respect to each securities account in the name of a Loan Party, account control agreement executed by a securities intermediary, such Loan Party and the Administrative Agent substantially in the form of Exhibit A-2 attached hereto (with such changes thereto requested by such securities intermediary as may be acceptable to the Administrative Agent and Borrower), as each of the same may be amended, restated, supplemented or otherwise modified from time to time; provided, that notwithstanding anything to the contrary herein or in any Collateral Document, so long as no Event of Default has occurred and is continuing, Account Control Agreements shall not be required with respect to Deposit Accounts and securities accounts in which deposits therein at any time do not in the aggregate exceed $100,000.

“Acquisition” means the acquisition by Borrower or any of its Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the Capital Stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.

“Act” has the meaning assigned to that term in subsection 10.21.

“Additional Assets” means: (i) any property, plant or equipment or other tangible assets used in or useful in the operation of the business of any Loan Party, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by a Loan Party, or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary of Borrower, which, in each case of clause (ii) and clause (iii) is otherwise permitted under subsection 7.3 or 7.7(ii).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain Engagement Letter, dated February 17, 2005, from Administrative Agent to Borrower and accepted by Borrower, as amended, restated, supplemented and otherwise modified from time to time.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Agreement Currency” has the meaning assigned to that term in subsection 10.22.

“Anti-Money Laundering Measures” has the meaning assigned to that term in subsection 5.12B.

“Anti-Terrorism Policies” has the meaning assigned to that term in subsection 6.12.

“Approved Fund” means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, transfer, lease, assignment, conveyance or disposal by Borrower or any of its Subsidiaries to any Third Party of (i) any of the Capital Stock or other ownership interests of any of Borrower’s Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside of the ordinary course of business other than transfers permitted under subsection 7.7(i), (iii), (iv) and (vi)(a).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit B annexed hereto.

“Auto Extension Letter of Credit” has the meaning assigned to that term in subsection 3.1B(iii).

“Bank of America” has the meaning assigned to that term in the introduction to this Agreement.

 “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate and (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrower Materials” has the meaning assigned to that term in subsection 6.1A(xv).

“Business Day” means, for all purposes other than as covered by clause (ii) below, (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York City, New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and, (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also (a) a day for trading by and between banks in Dollar deposits in the London interbank market and (b) a day on which banking institutions are open for business in London.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any shares of common or preferred stock, any other equity securities, any limited liability company interests, any general or limited partnership interests or other equivalents of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateral” means immediately available cash or Cash Equivalents in any Cash Collateral Account under the “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent, as security for any of the Obligations.

“Cash Collateral Account” means an account designated as such and established by the Administrative Agent in the name of the Administrative Agent maintained with the Administrative Agent in New York, New York.

“Cash Equivalents” means (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 24 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing within 24 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $250,000,000; (v) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iv) above entered into with any commercial bank meeting the requirements specified in clause (iv) above or with any securities dealer of recognized national standing; (vi) shares of investment companies that are registered under the Investment Company Act of 1940, as amended and that invest solely in one or more of the types of investments referred to in clauses (i) through (v) above; and (vii) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking of effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, and shall be deemed to have occurred, if:  (i)(a) KKR, its Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Borrower or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Borrower that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, its Affiliates and the Management Group, unless, in the case of clause (b) above, KKR, its Affiliates and the Management Group shall, at the relevant time, have the collective right or ability, either by contract or pursuant to a written proxy or other written evidence of voting power, to elect or designate for election a majority of the Board of Directors of Borrower; or (ii) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Borrower.  For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (A) who is a member of the Board of Directors of Borrower on the Closing Date, (B) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date), or (C) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or Persons nominated by KKR or who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Class” means, as applied to Lenders, each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

“Closing Date” has the meaning assigned to that term in subsection 4.1.

“Collateral” means all of the personal property (including capital stock (or other equivalent equity interest)) and Real Property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means (a) a landlord waiver (with a copy of the relevant Lease attached) with respect to Collateral located at Real Property leased by a Loan Party, in each case, substantially in the form of Exhibit C-1 attached hereto (with such modifications as the Administrative Agent may approve in its sole discretion), (b) a bailee waiver with respect to Collateral maintained by a Loan Party, with a bailee, substantially in the form of Exhibit C-2 attached hereto (with such modifications as the Administrative Agent may approve in its sole discretion), and (c) a mortgagee waiver (with a copy of the relevant mortgage attached) with respect to Collateral located at Real Property mortgaged by any Loan Party, in form and substance satisfactory to the Administrative Agent.

“Collateral Documents” means the Account Control Agreements, the Collateral Access Agreements, Pledge Agreements, the Mortgages, the Copyright Security Agreement, the Trademark Security Agreement, this Agreement (with respect to Section 8 hereof), the Security Agreement, stock powers, note powers, and any security documents that may be entered into from time to time after the Closing Date by any Subsidiary of Borrower pursuant to subsection 6.7B, the Security Agreement or by Borrower pursuant to Section 8 or otherwise.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by any Loan Party in the ordinary course of business of such Loan Party.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

“Commodities Agreement” means any forward commodities contract, commodities futures contract, commodities option contract or similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iii).

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, an amount equal to (i) Consolidated Net Income plus (ii) to the extent the following items are deducted in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, (b) taxes computed on the basis of income, (c) total depreciation expense, (d) total amortization expense (including amortization of deferred financing fees), (e) any expenses or charges incurred in connection with any issuance of debt or equity Securities (including upfront fees payable in respect of bank facilities) to the extent the proceeds thereof are paid in accordance with subsection 2.4B(iii), (f) any deduction for minority interest expense, (g) (1) cash restructuring charges and expenses and other non-recurring cash charges and expenses, in each case related to (A) reduction, termination, redeployment, change in utilization, recruitment or relocation of employees and other personnel, (B) discontinuation, termination, disposition, closure or reduction of facilities, properties, technology or information management systems, leases, product lines, businesses or other programs or ventures, or (C) termination or modification of contracts, licenses, outsourcing and other business arrangements, and other items similar or related to the foregoing, (2) fees and expenses related to Investments and Acquisitions permitted hereunder, and (3) unusual or non-recurring legal expenses and payments related to the foregoing clause (g), in an aggregate amount for all charges and expenses added back pursuant to this clause (g) not exceeding $2,000,000 in any Fiscal Year or $6,000,000 in the aggregate during the term of this Agreement, provided, that Borrower shall provide a certificate to the Lenders concurrently with the quarterly and annual compliance certificates delivered pursuant to subsection 6.1A(iii) specifying the nature and amount of such items in reasonable detail, and (h) any other non-cash charges (including non-cash charges related to stock based awards), minus (iii) to the extent the following item is added in calculating such Consolidated Net Income, the amounts for such period of any non-cash gains, all of the foregoing as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that (X) Consolidated Adjusted EBITDA of any Included Pro Forma Entity shall be increased (if positive) or decreased (if negative) by any Pro Forma Adjustment applicable thereto and (Y) Consolidated Adjusted EBITDA of Borrower and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net EBITDA Adjustment; provided, further, that “Consolidated Adjusted EBITDA” tested as of September 30, 2005, shall be deemed to be “Consolidated Adjusted EBITDA” for the first three Fiscal Quarters of 2005 multiplied by 4/3.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized as principal on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are required to be classified as capital expenditures or are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (a) with insurance proceeds received by Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (b) with the proceeds of any compensation awarded to Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, in each case in accordance with subsection 6.4, (ii) any such expenditures made in connection with the purchase of Additional Assets with Net Asset Sale Proceeds to the extent permitted pursuant to subsection 2.4B(iii)(a) or (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in.

 “Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such Fiscal Year of (a) Consolidated Net Income, (b) the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (c) any net decrease in Consolidated Working Capital since the end of the preceding Fiscal Year, and (d) the aggregate net non-cash loss realized by Borrower and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Borrower and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (ii) the sum, without duplication, of the amounts for such Fiscal Year of (a) the amount of all non-cash credits to the extent added in arriving at such Consolidated Net Income, (b) Consolidated Capital Expenditures actually paid in Cash during such Fiscal Year (net of the principal amount of any Indebtedness incurred or equity issued to finance such Consolidated Capital Expenditures, whether incurred in such Fiscal Year or in the immediately succeeding Fiscal Year), (c) the aggregate amount of all prepayments of Revolving Loans to the extent accompanied by permanent reductions in the Revolving Loan Commitments other than any mandatory prepayments of the Revolving Loans pursuant to subsection 2.4B(iii), (d) the aggregate amount of all principal payments in respect of any Indebtedness of Borrower or any of its Subsidiaries (including the Term Loans and the principal component of any payments in respect of Capital Leases), other than (1) any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii), (2) any prepayments of Indebtedness with the proceeds of other Indebtedness, or (3) repayments in respect of any revolving credit facility except to the extent there is a permanent reduction in commitments thereunder in connection with such repayments, (e) any net increase in Consolidated Working Capital since the end of the preceding Fiscal Year, (f) the aggregate net non-cash gain realized by Borrower and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Borrower and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), (g) the aggregate amount of all Cash payments made by Borrower and its Subsidiaries in respect of long-term liabilities of Borrower or any of its Subsidiaries other than Indebtedness, (h) the aggregate amount of new Investments made in Cash in accordance with subsection 7.3(v), (i) the aggregate amount of Cash consideration paid in connection with any Acquisitions (net of any such consideration paid out of any Net Asset Sale Proceeds), (j) the aggregate amount of any net currency gains realized by Borrower and its Subsidiaries during such Fiscal Year that are prohibited from being repatriated to the United States, and (k) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such Fiscal Year that are required in connection with any prepayment of Indebtedness and that are accounted for by Borrower as extraordinary items, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP; provided that for the purposes of this definition the term “Fiscal Year” for the Fiscal Year 2005 shall mean the second, third and fourth Fiscal Quarters of 2005.

“Consolidated Interest Expense” means, with respect to any Person for any period, an amount equal to, without duplication, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest and any administrative agency or unused facility or other similar fees payable in respect of bank facilities) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under Interest Rate Agreements, but excluding, however, (a) any interest expense not payable in Cash during such period and (b) any amounts referred to in subsection 2.3 payable to Administrative Agent, L/C Issuer and Lenders on or before the Closing Date minus (ii) total interest income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding, however, any interest income not received in Cash during such period; provided that Consolidated Interest Expense of Borrower and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net Interest Adjustment.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA of Borrower and its Subsidiaries for the four-Fiscal Quarter period ending on such date.

 “Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Subject Person or any of its Subsidiaries by the other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Subject Person or is merged into or consolidated with the Subject Person or any of its Subsidiaries or that Person’s assets are acquired by the Subject Person or any of its Subsidiaries, (iii) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to Asset Sales or returned surplus assets of any Pension Plan, (iv) any translation currency gains and losses, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Debt” means, for any four-Fiscal Quarter period, the sum of (a) the outstanding principal amount of the Term Loans as of the last day of such period, (b) the outstanding principal amount of the Revolving Loans, L/C Borrowings and Letters of Credit as

of the last day of such period, and (c) the outstanding principal amount of the Senior Subordinated Debt as of the last day of such period.

“Consolidated Senior Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Debt as of such date to (ii) Consolidated Adjusted EBITDA of Borrower and its Subsidiaries for the four-Fiscal Quarter period ending on such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries under clauses (i), (ii) and (iii) of the definition of “Indebtedness” (but only to the extent, in the case of said clause (iii), of any drawings honored under letters of credit and not yet reimbursed by Borrower or any of its Subsidiaries), as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Copyright Security Agreement” means (a) that certain Copyright Security Agreement, dated as of the date hereof, between Borrower and Administrative Agent substantially in the form attached hereto as Exhibit E and (b) each other copyright security agreement required to be delivered by any Loan Party pursuant to the Loan Documents in substantially the form of Exhibit E attached hereto, as each of the same may be amended, restated, supplemented and otherwise modified from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic currency exchange rate cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Period” has the meaning assigned to that term in subsection 2.9.

“Default Rate” has the meaning assigned to that term in subsection 2.2A.

“Defaulted Revolving Loan” has the meaning assigned to that term in subsection 2.9.

“Defaulting Lender” has the meaning assigned to that term in subsection 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Person” has the meaning assigned to that term in subsection 5.12A.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is not a Foreign Subsidiary.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (x) in the case of any assignment of a Revolving Loan Commitment, the L/C Issuer and Administrative Agent (in each case, with such approval not to be unreasonably withheld), and (y) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Borrower or any of its Subsidiaries (i) in the ordinary course of such Person’s business or (ii) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any governmental authority that have the force and effect of law, and that pertain to pollution (including hazardous, toxic or dangerous substances), natural resources or the environment, whether federal, state, or local, domestic or foreign including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (hereinafter collectively called “CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Borrower, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Borrower, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above or (iv) other Person which is required to be aggregated with the Borrower pursuant to Regulations promulgated under Section 414(o) of the Code.

“ERISA Event” means any of the following events or occurrences: (i) the failure to make a required contribution or payment to a Pension Plan or Multiemployer Plan; (ii) a withdrawal by Borrower, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent pursuant to Section 4241 or 4245 of ERISA; (iv) the filing of a notice of intent to terminate as required under Section 4041 of the Code, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, in each case with respect to a Pension Plan or, to the knowledge of Borrower, any Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of the Borrower, any Multiemployer Plan; (vi) the imposition of any liability, whether direct or indirect, contingent or otherwise, under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Borrower, any of its Subsidiaries or any ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to qualify under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the violation of any applicable foreign law, or an event or occurrence that is comparable to any of the foregoing events or occurrences, in either case with respect to a Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA; (x) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (xi) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (xiii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (xiv) the occurrence of a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to any Plan which is not a Multiemployer Plan; (xv) an increase in the benefits of any existing Plan (other than any de minimis increases); or (xvi) the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing; provided, that clause (xv) shall only constitute an ERISA Event for the purposes of subsection 6.1A(viii).

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Pro Forma Entity” means, for any period, any Person, property, business or asset that is sold, transferred or otherwise disposed of by Borrower or any of its Subsidiaries to a Third Party during such period; provided that, for purposes of calculating any consolidated financial information for any Excluded Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Excluded Pro Forma Entity but that was not disposed of by Borrower or such Subsidiary shall not be consolidated with the relevant financial information of the Excluded Pro Forma Entity.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with subsection 2.7J, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment) to receive additional amounts from Borrower with respect to such withholding tax pursuant to subsection 2.7F.

“Executive Orders” has the meaning assigned to that term in subsection 5.12A.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 21, 1998, among Borrower, the lenders listed therein as lenders, DLJ Capital Funding, Inc. as syndication agent, The Fuji Bank, Limited New York Branch, as documentation agent and Fleet National Bank as administrative agent, as heretofore amended, restated, supplemented and otherwise modified.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.1 attached hereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter and the Lender Fee Letter.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(ix).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year (or any other date to which such Fiscal Year-end is changed pursuant to subsection 6.10).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of Borrower which is organized under the laws of any jurisdiction outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt”, as applied to any Person, means all Indebtedness for borrowed money of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (i) the office of Administrative Agent located at the office so indicated on Schedule 10.7 attached hereto or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrower, L/C Issuer and each Lender.

“Funding Date” means the date of the funding of a Loan.

“Funding Default” has the meaning assigned to that term in subsection 2.9.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any federal, state, province, territory, regional, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority, agency or court.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranties” means the Subsidiary Guaranty and any guaranty entered into by any Subsidiary of Borrower pursuant to subsection 6.7B.

“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic or dangerous substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous, toxic, or dangerous properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Hedge Agreement” means any Interest Rate Agreement, Commodities Agreement or Currency Agreement designed to hedge against fluctuations in interest rates, the price or availability of commodities, or currency values, respectively.

“Honor Date” has the meaning assigned to that term in subsection 3.1C.

“Included Pro Forma Entity” means, for any period, any Person, property, business or asset that is acquired by Borrower or any of its Subsidiaries from a Third Party during such period and not subsequently sold, transferred or otherwise disposed of by Borrower or such Subsidiary to a Third Party during such period; provided that, for purposes of calculating any consolidated financial information for any Included Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Included Pro Forma Entity but that was not acquired by Borrower or such Subsidiary shall not be consolidated with the relevant financial information of the Included Pro Forma Entity.

“Indebtedness”, as applied to any Person, means (i) all indebtedness of such Person for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) any obligation incurred by such Person in connection with banker’s acceptances and the maximum aggregate amount from time to time available for drawing under all outstanding letters of credit issued for the account of such Person together, without duplication, with the amount of all honored but unreimbursed drawings thereunder, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price (a) is due more than six months from the date of incurrence of the obligation in respect thereof and (b) would be shown on the liability side of the balance sheet of such Person in accordance with GAAP, (v) all monetary obligations of such Person under Hedge Agreements (it being understood that monetary obligations under Interest Rate Agreements, Commodities Agreements and Currency Agreements other than Hedge Agreements constitute Investments and not Indebtedness), and (vi) all indebtedness referred to in clauses (i) through (iv) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that the term “Indebtedness” shall in no event include any trade payables or accrued expenses arising in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Information” has the meaning assigned to that term in subsection 10.17.

“Intellectual Property” has the meaning assigned to that term in the Security Agreement to which Borrower is a party.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means with respect to any Interest Period relating to a Loan, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (other than a Person that prior to such purchase or acquisition was a Loan Party), (ii) any loan, advance or capital contribution by Borrower or any of its Subsidiaries to any Third Party, including all indebtedness and accounts receivable from that Third Party that are not current assets or did not arise from sales to that Third Party in the ordinary course of business, or (iii) any monetary obligations under Interest Rate Agreements, Commodities Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be (A) the original cost of such Investment without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus (B) the lesser of (1) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by Borrower or the applicable Subsidiary of Borrower, and (2) the aggregate amount described in the immediately preceding clause (A).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any other Loan Party) or in favor of the L/C Issuer and relating to any such Letter of Credit, in each case, as amended, restated, supplemented and otherwise modified from time to time.

“Judgment Currency” has the meaning assigned to that term in subsection 10.22.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Fleet National Bank in its capacity as issuer of the Existing Letters of Credit and (b) Bank of America in its capacity as issuer of Letters of Credit (other than the Existing Letters of Credit) hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Law” means any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Internal Revenue Code, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, and any similar statute of any foreign government or any political subdivision thereof and any certificate of occupancy, zoning ordinance, building, or land use requirement or permit or labor or employment rule or regulation.

“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Fee Letter” means that certain Fee Letter from Farallon Capital Management, LLC and Canyon Capital Advisors LLC to Borrower, dated February 2, 2005, as amended, restated, supplemented and otherwise modified from time to time.

“Lender Information Memorandum” means the materials entitled “Boyds Collection Lenders Presentation” dated January 2005.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified on Schedule 2.1 annexed hereto (with respect to Lenders listed on the signature pages hereof) or in the Assignment Agreement pursuant to which it became or becomes a Lender, or such other office or offices as such Lender may have or may from time to time hereafter designate as such in a written notice delivered by such Lender to Borrower and Administrative Agent.

“Letter of Credit” or “Letters of Credit” means the Existing Letters of Credit, and Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by L/C Issuer for the account of any Loan Party pursuant to subsection 3.1.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fees” has the meaning assigned to such term in subsection 3.1I.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means $10,000,000, which is part of, and not in addition to, the Commitments.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding (whether or not the conditions to drawing can be met thereunder) plus (ii) the aggregate amount of all drawings under Letters of Credit honored by L/C Issuers and not theretofore reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans or L/C Advances pursuant to subsection 3.1).

“LIBOR” means for any Interest Period with respect to a LIBOR Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR	=	LIBOR Base Rate
1.00 – LIBOR Reserve Percentage

Where,

“LIBOR Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  LIBOR for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to LIBOR as provided in subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or other similar encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any other similar preferential arrangement having the practical effect of any of the foregoing.

“Lists” has the meaning assigned to that term in subsection 5.12A.

“Loan” or “Loans” means one or more of the Term Loans or Revolving Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Letters of Credit (and any Letter of Credit Applications), the Guaranties, Notices of Borrowing, Notices of Conversion/Continuation, the Collateral Documents, and all other agreements or instruments executed and delivered or to be executed and delivered in connection herewith or therewith, as any of the same may be amended, restated, supplemented and otherwise modified from time to time.

“Loan Party” means Borrower, each Subsidiary Guarantor and each Subsidiary executing and delivering a Loan Document after the Closing Date pursuant to subsection 6.7B, and “Loan Parties” means all such Persons, collectively.

“Management Group” means, at any time, the Chairman of the Board, the President, the chief executive officer, the chief operating officer, any Executive Vice President or Vice President, the Treasurer and the Secretary of Borrower at such time.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Pledge Agreement” means the Master Pledge Agreement executed and delivered on the Closing Date by Borrower and Administrative Agent, substantially in the form of Exhibit F annexed hereto, as such Master Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties, performance, prospects or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement and the other Loan Documents, or (c) the rights and remedies of Administrative Agent, Lenders and L/C Issuer under this Agreement and the other Loan Documents.

“Material Foreign Subsidiary” means a Foreign Subsidiary which, on a consolidated basis for such Foreign Subsidiary and its Subsidiaries, (a) for the most recent Fiscal Year accounted for more than 5% of the consolidated gross revenues of Borrower and its Subsidiaries or (b) as at the end of such Fiscal Year, was the owner of more than 5% of the consolidated total assets of Borrower and its Subsidiaries.

 “Maturity Date” means the earlier of the third anniversary of the Closing Date and the date that is 90 days prior to the maturity of the Senior Subordinated Debt.

“Maximum Rate” has the meaning assigned to that term in subsection 10.23.

“Moody’s” has the meaning assigned to that term in the definition of “Cash Equivalents”.

“Mortgaged Real Property” means the Real Property designated as such on Schedule 5.5 attached hereto.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Administrative Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Requisite Lenders, in each case as amended, restated, supplemented and otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either Borrower or any ERISA Affiliate.

“Myrtle Beach Lease” means that certain Lease, dated July 12, 2004, between Myrtle Beach Farms Company, Inc., and The Boyds Collection – Myrtle Beach, LLC, as amended to extend the cancellation period set forth in Section 1.07 therein.

“Net Asset Sale Proceeds” means, (a) with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of (i) the costs and expenses relating to such Asset Sale, (ii) all taxes paid or estimated to be payable in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a senior Lien on the stock or assets in question (to the extent such Liens constitute Permitted Encumbrances hereunder) and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iv) the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (ii) above) that are (a) associated with the assets that are the subject of such Asset Sale and (b) retained by Borrower or any of its Subsidiaries; provided that (X) in the event the amount of any taxes estimated to be payable as described in clause (ii) above exceeds the amount actually paid, Borrower or the applicable Subsidiary shall be deemed to have received Net Asset Sale Proceeds in the amount of such excess on the date such taxes are paid, and (Y) upon any subsequent reduction in the amount of any reserve described in clause (iv) above (other than in connection with a payment by Borrower or the applicable Subsidiary in respect of the applicable liability), Borrower or the applicable Subsidiary shall be deemed to have received Net Asset Sale Proceeds on the date and in the amount of such reduction, and (b) proceeds of insurance on account of the loss of or damage to any property of Borrower or any Subsidiary, and payments of compensation for any such property or properties taken by condemnation or eminent domain (“Insurance Net Proceeds”).

“Net Cash Proceeds of Issuance of Equity Securities or Indebtedness” means (i) net cash proceeds (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration when any Loan Party receives payment thereon) received by any Loan Party or any Subsidiary of any Loan Party at any time after the Closing Date on account of the issuance of (a) equity Securities of any Loan Party (other than Capital Stock of a Subsidiary issued to any Loan Party) or (b) Indebtedness (other than Indebtedness of any Loan Party permitted under subsections 7.1(i) through (iv), (vi) through (ix) and subsection 7.1(x), provided that for any Indebtedness permitted under subsection 7.1(x) in excess of $500,000, only Subordinated Indebtedness shall be excluded), in each case net of all reasonable transaction costs and underwriters’ discounts with respect thereto; and (ii) proceeds received by any Loan Party at any time after the Closing Date as a contribution to its capital on account of the issuance after the Closing Date of additional equity Securities of such Loan Party.

“Net EBITDA Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity as if such Included Pro Forma Entity had become an Included Pro Forma Entity on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).

“Net Interest Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity, including any portion thereof prior to the date on which it became an Included Pro Forma Entity, in each case on a pro forma basis as if any Indebtedness of such Included Pro Forma Entity that was incurred, assumed or prepaid in connection with the transaction pursuant to which it became an Included Pro Forma Entity had been incurred, assumed or prepaid on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).

“Non-Extension Notice Date” has the meaning assigned to that term in subsection 3.1B.

“Notes” means one or more of the Term Notes, Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit G annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit H annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Obligations” means all monetary obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders, L/C Issuer or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“OFAC” has the meaning assigned to that term in subsection 5.12A.

“OFAC Laws and Regulations” has the meaning assigned to that term in subsection 5.12A.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by a Responsible Officer thereof.

“Other Lists” has the meaning assigned to that term in subsection 5.12A.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts

“Paid In Full”, “Pay In Full” and “Payment In Full” means that all Obligations shall have been paid in full and the Commitments shall have been terminated, including, (a) with respect to each Letter of Credit issued hereunder, (i) the termination and surrender for cancellation of such Letter of Credit or (ii) the delivery of Cash Collateral in an aggregate principal amount equal to 105.0% of the undrawn face amount of each Letter of Credit, in such form as requested by the Administrative Agent for deposit in the appropriate Cash Collateral Account, and (b) with respect to all other Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant to subsection 10.8, survive the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of the Commitments hereunder), the payment in full in cash of such Obligations.

“Participant” has the meaning assigned to that term in subsection 10.1D.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means the following types of Liens:

(i)                                     Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that payment thereof is otherwise not, at the time, required by subsection 6.3;

(ii)                                  Liens in respect of property or assets imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not, individually or in the aggregate, have a Material Adverse Effect, and otherwise do not secure obligations which are overdue by more than 30 days unless such obligations are being contested in accordance with subsection 6.3;

(iii)                               Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of payments for borrowed money);

(iv)                              Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under subsection 8.8;

(v)                                 easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances not interfering in any material respect with the business of Borrower and its Subsidiaries, taken as a whole;

(vi)                              Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies with respect to deposit accounts or other funds maintained with a creditor depository institution; provided that the applicable deposit account is not a cash collateral account;

(vii)                           any interest or title of a lessor, or secured by a lessor’s interest under, any lease permitted by this Agreement;

(viii)                        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ix)                                Liens on goods the purchase price of which is financed by a Commercial Letter of Credit issued for the account of Borrower; provided that such Lien secures only the obligations of Borrower or such Subsidiary in respect of such Commercial Letter of Credit to the extent permitted under this Agreement;

(x)                                   Liens securing obligations in respect of Capital Leases on assets subject to such Capital Leases, provided that such Capital Leases are otherwise permitted hereunder; and

(xi)                                leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any of its Subsidiaries or ERISA Affiliates sponsors or maintains, or to which Borrower or any of its Subsidiaries or ERISA Affiliates makes, is making or is obligated to make contributions, or to which Borrower or any of its Subsidiaries or ERISA Affiliates has, or could reasonably be expected to have, any liability, and includes any Pension Plan.

“Platform” has the meaning assigned to that term in subsection 6.1A(xv).

“Pledge Agreements” means the Master Pledge Agreement and any pledge agreements or other similar instruments that any Loan Party may enter into from time to time after the Closing Date with respect to any Material Foreign Subsidiary pursuant to the terms of the Master Pledge Agreement, as such agreements or instruments may thereafter be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in each Pledge Agreement.

“Pledged Entity” has the meaning assigned to that term in subsection 5.1.

“Postponed Prepayments” has the meaning assigned to that term in subsection 2.4B(iii).

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Bank of America announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Bank of America or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Adjustment” means, for any period with respect to any Included Pro Forma Entity, the pro forma increase or decrease in the Consolidated Adjusted EBITDA of such Included Pro Forma Entity that Borrower in good faith predicts will occur as a result of reasonably identifiable and supportable net cost savings or additional net costs or a reasonably identifiable and supportable increase in sales volume, as the case may be, that will be realizable during such period by combining the operations of such Included Pro Forma Entity with the operations of Borrower and its Subsidiaries; provided that, so long as such net cost savings or additional net costs or increase in sales volume will be realizable at any time during such period it shall be assumed, for purposes of projecting such pro forma increase or decrease in such Consolidated Adjusted EBITDA, that such net cost savings or additional net costs or increase in sales volume will be realizable during the entire such period; and provided, further that any such pro forma increase or decrease in such Consolidated Adjusted EBITDA shall be without duplication of any net cost savings or additional net costs or increase in sales volume actually realized during such period and already included in such Consolidated Adjusted EBITDA.

“Pro Forma Adjustment Certificate” shall mean a certificate of a Responsible Officer of Borrower delivered pursuant to subsection 6.1(xii) setting forth the information described in clause (d) of subsection 6.1(iii).

“Pro Forma Test Period” has the meaning assigned to that term in subsection 7.7(ii).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Real Estate” has the meaning assigned to that term in subsection 6.1.

“Real Property” means, with respect to any Person, all of such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in real property.

“Register” has the meaning assigned to that term in subsection 10.1C.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Proceeds” means the amount of (a) proceeds of insurance paid on account of the loss of or damage to any property of any Loan Party or any of its Subsidiaries and awards of compensation for property of any Loan Party or any of its Subsidiaries taken by condemnation or eminent domain to the extent actually used to replace, rebuild or restore the property so lost, damaged or taken, provided that (i) Borrower shall have delivered written notice to the Administrative Agent that it or the applicable Loan Party intends to so replace, rebuild or restore such property, and (ii) Borrower or such applicable Loan Party replaces or commences the restoration or rebuilding of such property within 180 days after the Administrative Agent’s receipt of the proceeds of such insurance payment or condemnation award and (b) insurance paid on account of a business interruption occurrence to the extent actually used in the restoration or conduct of the business interrupted; provided, that, in each case of clause (a) and clause (b), if such aggregate proceeds exceed $2,500,000, such proceeds shall not constitute Replacement Proceeds.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 55% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 55% of the aggregate Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 55% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Responsible Officer” means, with respect to any Person, its chief executive officer, chief operating officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants or the delivery of financial statements and related financial reports, “Responsible Officer” means the chief financial officer, treasurer or controller of Borrower, or any other Responsible Officer of Borrower whose responsibilities include substantially the same authority and responsibility.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of common stock of Borrower or payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit (including any L/C Advances) or any unreimbursed drawings under any Letters of Credit.

“Revolving Loans” means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii), and shall include L/C Advances made by the Lenders.

“Revolving Notes” means (i) any promissory notes of Borrower issued pursuant to subsection 2.1D to evidence the Revolving Loans of any Lenders and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit I-2 annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“S&P” has the meaning assigned to that term in the definition of “Cash Equivalents”.

“SDN List” has the meaning assigned to that term in subsection 5.12A.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Security Agreement” means (a) the Security Agreement dated as of the Closing Date among the Loan Parties and Administrative Agent, substantially in the form and substance attached hereto as Exhibit J, and (b) each other security agreement executed and delivered by a Material Foreign Subsidiary in favor of Administrative Agent pursuant to subsection 6.7, as each of the same may be amended, restated, supplemented and otherwise modified from time to time.

“Senior Subordinated Debt” means the $34,400,000 in aggregate principal amount of Senior Subordinated Debt Notes.

“Senior Subordinated Debt Documents” means the Senior Subordinated Debt Indenture, the Senior Subordinated Debt Notes and the Senior Subordinated Debt Guarantee, collectively.

“Senior Subordinated Debt Guarantee” means any subordinated guaranty made by Subsidiaries of Borrower in favor of the holders of the Senior Subordinated Debt Notes pursuant to the Senior Subordinated Debt Indenture, the subordination provisions of which shall be on terms substantially the same as the subordination provisions in the Senior Subordinated Debt Indenture, as such subordinated guaranty may be amended from time to time.

“Senior Subordinated Debt Indenture” means the indenture pursuant to which the Senior Subordinated Debt is issued, as such indenture may be amended from time to time.

“Senior Subordinated Debt Notes” means the 9% Senior Subordinated Notes due 2008 of Borrower issued pursuant to the Senior Subordinated Debt Indenture and substantially in the form set forth in Article II thereof, as such Senior Subordinated Notes may be amended from time to time.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)                                  the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b)                                 the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)                                  it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d)                                 it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining (i) whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, and (ii) whether Borrower and its Subsidiaries are Solvent, such determination may assume that the Obligations will be refinanced on the Maturity Date.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of any Loan Party in respect of industrial revenue or development bonds or financings, (ii) workers’ compensation liabilities of any Loan Party, (iii) the obligations of third party insurers of any Loan Party arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or operating leases of any Loan Party, and (v) other lawful corporate purposes of any Loan Party.

“Subordinated Indebtedness” means (i) the Indebtedness of Borrower evidenced by the Senior Subordinated Debt, together with any Indebtedness of Borrower refinancing the Senior Subordinated Debt in accordance with subsection 7.1(ix), (ii) other Indebtedness which by its terms is subordinated to the Obligations and (iii) Indebtedness arising from intercompany loans between any Loan Party and any other Loan Party.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means (a) each Domestic Subsidiary as of the Closing Date, (b) each Material Foreign Subsidiary as of the Closing Date, and (c) each other Subsidiary that from time to time executes and delivers a counterpart of the Subsidiary Guaranty pursuant to subsection 6.7; provided, that neither H.C. Accents & Associates Inc., an Illinois corporation, nor J&T Designs & Imaginations Inc., a Texas corporation shall be required to become Subsidiary Guarantors unless such Person fails to be dissolved prior to the six-month anniversary of the Closing Date or otherwise commences to conduct business.

“Subsidiary Guaranty” means (a) the Subsidiary Guaranty executed and delivered by Subsidiary Guarantors, substantially in the form of Exhibit K-1 annexed hereto, and (b) with respect to each Material Foreign Subsidiary, a guaranty by such Material Foreign Subsidiary in favor of Administrative Agent (for the benefit of Lenders and L/C Issuer) in substantially the form and substance of Exhibit K-2 attached hereto, as each such Subsidiary Guaranty may thereafter be amended, restated, supplemented or otherwise modified from time to time.

“Supermajority Lenders” means, at any time of determination Lenders having or holding more than 66 2/3% of the sum of (x) the aggregate Revolving Loan Exposure of all Lenders and (y) the aggregate Term Loan Exposure of all Lenders.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) the Maturity Date and (ii) such earlier date on which the Commitments may be terminated pursuant to subsection 2.4B or Section 8.

“Term Lender” means a Lender that has Term Loan Exposure.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Borrower pursuant to subsection 2.1A(i), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender’s Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Loans made as Term Loans by Lenders to Borrower pursuant to subsection 2.1A(i).

“Term Notes” means any promissory notes of Borrower issued pursuant to subsection 2.1D to evidence the Term Loans of any Lenders, substantially in the form of Exhibit I-1 annexed hereto, as any such note may be amended, supplemented or otherwise modified from time to time.

“Third Party” means any Person other than a Borrower or any of its Subsidiaries.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable L/C Issuer for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

“Trademark Security Agreements” means (a) the Trademark Security Agreement dated as of the Closing Date by and between the Loan Parties and the Administrative Agent substantially in the form of Exhibit M attached hereto, and (b) each Trademark Security Agreement required to be delivered by a Subsidiary pursuant to subsection 6.7, as each of the same may be further amended, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Borrower in connection with the transactions contemplated by the Loan Documents on or before the Closing Date.

“Type” means, as applied to any Loan, whether such Loan is a Term Loan or a Revolving Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the amount of unfunded benefit liabilities of such Pension Plan as defined in Section 4001(a)(18) of ERISA.

“Unreimbursed Amount” has the meaning assigned to that term in subsection 3.1C.

“Voting Stock” means, with respect to any Person, Securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.

1.2                                 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  All computations made for purposes of determining any Consolidated Leverage Ratio or any amount of Consolidated Excess Cash Flow or for purposes of determining compliance with any of the provisions of Section 7, including any related computations of amounts represented by terms defined in subsection 1.1, shall utilize accounting principles and policies in effect at the time of preparation of, and consistent with those used to prepare, the historical financial statements of Borrower and its Subsidiaries described in subsection 5.3.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (xii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that if any of the computations described in the immediately preceding sentence shall at any time utilize accounting principles and policies different from those utilized in preparing the financial statements referred to in this sentence, such financial statements shall be delivered together with reconciliation worksheets showing in reasonable detail the differences that would result in such computations if the accounting principles and policies utilized in preparing such financial statements were utilized in making such computations.

1.3                                 Other Definitional Provisions and Rules of Construction.

A.                                   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                     References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.                                     The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.                                AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                                 Commitments; Making of Loans; Notes.

A.                                   Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i) and 2.1A(ii).

(i)                                     Term Loans.  Each Lender shall loan to Borrower on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5. The amount of each Lender’s Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $45,000,000. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed. All Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Termination Date.

(ii)                                  Revolving Loans.  Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5.  The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $20,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B(ii) or 2.4B(iii).  Each Lender’s Revolving Loan Commitment shall expire on the Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

B.                                     Borrowing Mechanics.  The Term Loans shall initially be Base Rate Loans.  Revolving Loans (other than Revolving Loans made pursuant to subsection 3.1 for the purpose of reimbursing any L/C Issuer for the amount of a drawing under a Letter of Credit issued by it) made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Whenever Borrower desires that Lenders make Revolving Loans to Borrower it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York, New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Revolving Loans requested, (iii) in the case of Revolving Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Loans, and (iv) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D.  In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to matters to which Borrower is required to certify in the applicable Notice of Borrowing.

C.                                     Disbursement of Funds.  All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing (which shall be given no later than one hour after receipt thereof by the Administrative Agent). Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York, New York time) on the applicable Funding Date in same day funds, at the Funding and Payment Office for such Loans.  Except as provided in subsection 3.1 with respect to Revolving Loans used to reimburse any L/C Issuer for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office for such Loans; provided, that if such conditions precedent are not satisfied or waived on the Funding Date, the Administrative Agent shall return such proceeds to the applicable Lender.

Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative

Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D.                                    Optional Notes.  Upon the request of any Lender made through the Administrative Agent at any time, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1), promptly after Borrower’s receipt of such notice, a Note or Notes to evidence such Lender’s Term Loans or Revolving Loans, as the case may be, substantially in the form of Exhibit I-1 and Exhibit I-2 annexed hereto, respectively, with appropriate insertions.

2.2                                 Interest on the Loans.

A.                                   Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBOR.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B and the applicable rate for the Term Loans shall initially be determined by reference to the Base Rate, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D.  Subject to the last proviso to the first paragraph of subsection 2.2D, if on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)                                     Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus 9.50%; or

(b)                                 if a LIBOR Loan, then at the sum of LIBOR plus 11.0%.

(ii)                                  Upon the request of the Requisite Lenders, while any Event of Default exists, Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a rate equal to the Base Rate plus 9.50% plus 2.0% (the “Default Rate”).

B.                                     Interest Periods.  In connection with each LIBOR Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, two, or three month period; provided that:

(i)                                     the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii)                                  in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (v) and (vi) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

(vi)                              there shall be no more than 10 Interest Periods outstanding at any time; and

(vii)                           in the event Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C.                                     Interest Payments.  Subject to the provisions of subsection 2.2E and 2.4C, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.6, (i)  Borrower shall have the option to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis and (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, Borrower shall have the option to continue as a LIBOR Loan all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount; provided, however, that if, upon the expiration of any Interest Period applicable to any LIBOR Loan, Borrower shall have failed to give a Notice of Conversion/Continuation with respect to such LIBOR Loan in accordance with this subsection 2.2D, Borrower shall be deemed to have given a timely Notice of Conversion/Continuation electing to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of one month.

Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (New York, New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6F, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

E.                                      Post-Maturity Interest.  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other Obligations owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans bearing interest at a rate determined by reference to the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and Base Rate Loans bearing interest at a rate determined by reference to the Federal Funds Effective Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3                                 Fees.

A.                                   Unused Facility Fees.  Borrower agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender’s Pro Rata Share, unused facility fees for the period from and including the Closing Date to and excluding the Maturity Date equal to the average of the daily excess of the Revolving Loan Commitments over the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Letter of Credit Usage) multiplied by 2.00%, such unused facility fees to be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and to be payable monthly in arrears on the first Business Day of each calendar month for the preceding calendar month, and on the Maturity Date.

B.                                     Other Fees.  Borrower agrees to pay to Administrative Agent L/C Issuer and Lenders, as applicable, such other fees in the amounts and at the times separately agreed upon between Borrower and Administrative Agent, and Lenders, as the case may be.

2.4                                 Repayments, Prepayments and Reductions in Revolving Loan’ Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under the Guaranties.

A.                                   Maturity of Loans.  Borrower shall repay to the Lenders on the Maturity Date (or, if earlier, the Termination Date) the aggregate principal amount of the Loans outstanding on such date.

B.                                     Prepayments and Reductions in Revolving Loan Commitments.

(i)                                     Voluntary Prepayments.  Borrower may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 11:00 a.m. (New York, New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any of Borrower’s Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount together with any premium payable pursuant to subsection 2.4C(ii); provided, that Borrower may not prepay any Term Loans prior to September 30, 2005.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                                  Voluntary Reductions of Revolving Loan Commitments.  Borrower may, at any time after September 30, 2005, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, together with any premium payable pursuant to subsection 2.4C(ii), the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.  Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

(iii)                               Mandatory Prepayments.  The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

(a)                                  Prepayments From Net Asset Sale Proceeds.  Immediately (or, in the case of Insurance Net Proceeds), five (5) Business Days) after any Loan Party’s receipt of any Net Asset Sale Proceeds, any Loan Party receiving such Net Asset Sale Proceeds agrees to make or cause to be made a mandatory prepayment of its Loans in an amount equal to one hundred percent (100%) of such Net Asset Sale Proceeds together with any premium payable pursuant to subsection 2.4C(ii); provided, that (1) with respect to no more than $2,500,000 in the aggregate of Insurance Net Proceeds in any fiscal year of Borrower, such Insurance Net Proceeds shall not be required to be so applied on such date to the extent permitted to be applied towards Replacement Proceeds pursuant to subsection 6.4D(A), and (2) with respect to the first $15,000,000 of Net Asset Sale Proceeds, a mandatory prepayment shall only be required in an amount equal to fifty percent (50%) of such Net Asset Sale Proceeds together with any premium payable pursuant to subsection 2.4C(ii) so long (A) no Potential Event of Default or Event of Default then exists, (B) Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that the remaining fifty percent (50%) of such Net Asset Sale Proceeds will be reinvested in Additional Assets, and (C) such Net Asset Sale Proceeds are so expended within 150 days of the receipt thereof;

(b)                                 Prepayments from Consolidated Excess Cash Flow.  In the event that as of the last day of any Fiscal Year there shall be Consolidated Excess Cash Flow for such Fiscal Year, Borrower shall, no later than the date on which Borrower is required to deliver audited financial statements with respect to such Fiscal Year pursuant to subsection 6.1(ii), prepay its outstanding Term Loans (or, if the Term Loans have been paid in full, the Revolving Loans (to be accompanied by a reduction in Revolving Loan Commitment) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow together with any premium payable pursuant to subsection 2.4C(ii).

(c)                                  Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments.  Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

(d)                                 Application of Net Cash Proceeds of Issuance of Equity Securities or Indebtedness.  Immediately after any Loan Party’s receipt of any Net Cash Proceeds of Issuance of Equity Securities or Indebtedness, Borrower shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds of Issuance of Equity Securities or Indebtedness together with any premium payable pursuant to subsection 2.4C(ii); provided, that this subsection 2.4B(iii)(d) shall not apply to Capital Stock issued, the proceeds of which are used for permitted Capital Expenditures, Acquisitions or Investments so long as (A) no Potential Event of Default or Event of Default then exists, (B) Borrower delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds of Issuance of Equity Securities or Indebtedness will be so used, and (C) such Net Cash Proceeds of Equity Securities or Indebtedness are so expended within 150 days of the receipt thereof;

provided, that so long as no Potential Event of Default or Event of Default has occurred and is continuing, Borrower may in its sole discretion elect, pursuant to a written notice given by Borrower to Administrative Agent describing such election, to postpone any mandatory prepayments required pursuant to clause (a) or (d) above (any such prepayment, until the time actually made, being “Postponed Prepayments”) until such time as the aggregate amount of Postponed Prepayments equals $500,000 or a Potential Event of Default or Event of Default occurs.

(iv)                              Application of Prepayments.

(a)                                  Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans of Borrower to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Term Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof.

(b)                                 Application of Mandatory Prepayments of Loans.  Any mandatory prepayments of Borrower’s Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Loans as follows: first, pro rata, to reduction of the outstanding principal amount of the Term Loans, second, if the Term Loans have been repaid in full, pro rata, to the reduction of the principal amount of the Revolving Loans (with a concomitant reduction in the Revolving Loan Commitments), third, to all other non-contingent Obligations, and fourth, to the extent any such Obligations are contingent, deposited in the applicable Cash Collateral Account as Cash Collateral in respect of such contingent Obligations.

(c)                                  Application of Prepayments to Base Rate Loans and LIBOR Loans; Option to Defer Certain Mandatory Prepayments of LIBOR Loans.  Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D; provided that, anything contained in this Agreement to the contrary notwithstanding, in the event that (1) the application of any mandatory prepayment pursuant to subsection 2.4B(iii) in accordance with the foregoing provisions of this subsection 2.4B(iv) would result in the prepayment of all or any portion of a LIBOR Loan prior to the end of the Interest Period applicable thereto, and (2) no Potential Event of Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, by giving written notice (or telephonic notice promptly confirmed in writing) to Administrative Agent of its election to do so on or before the first Business Day prior to the date on which such prepayment would otherwise be required to be made, to defer the making of such prepayment until the last day of such Interest Period or such earlier date as Borrower may specify in such notice.

C.                                     General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds, in each case without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (New York, New York time) on the date due at the applicable Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(ii)                                  Application of Payments to Principal and Interest; Prepayment Premium.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal. If any principal amount of the Term Loans is paid prior to the second anniversary of the Closing Date, then Borrower shall pay the Administrative Agent, for the account of the Lenders, an amount equal to (a) if such Loans are paid prior to the first anniversary of the Closing Date, 103% of such principal amount paid or (b) if such Loans are paid on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 101.5% of such principal amount paid. If any portion of the Revolving Loan Commitment is reduced prior to the second anniversary of the Closing Date, the Borrower shall pay the Administrative Agent, for the account of the Lenders, a prepayment fee in an amount equal to the amount by which the Revolving Loan Commitment was reduced times a percentage equal to 3.00% times a fraction, the numerator of which is the number of months remaining prior to the second anniversary of the Closing Date, the denominator of which is 24 (provided, that the number of months remaining shall be determined by counting the month in which such reduction was made).

(iii)                               Apportionment of Payments.  Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at its applicable Lending Office or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the unused facility fees of such Lender when received by Administrative Agent pursuant to subsection 2.3.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Borrowing or Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv)                              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the unused facility fees hereunder, as the case may be.

D.                                    Application of Proceeds of Collateral and Payments Under the Guaranties.  After the occurrence and during the continuance of an Event of Default, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document or under the Guaranties (x) so long as the Obligations have not been accelerated hereunder, may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the Obligations and (y) if the Obligations have been accelerated hereunder, the Administrative Agent shall apply such proceeds against the Obligations, in each case in the following order of priority:

(a)                                  first, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(b)                                 second, to pay Obligations in respect of any fees then due to the Administrative Agent, Lenders or L/C Issuer;

(c)                                  third, to pay Letter of Credit Fees, interest due in respect of the Loans, L/C Borrowings and other Obligations, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause third held by them;

(d)                                 fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and L/C Issuer;

(e)                                  fifth, to pay or prepay principal outstanding on the Loans and L/C Borrowings ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause fourth held by them;

(f)                                    sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(g)                                 seventh, to the ratable payment of all other Obligations; and

(h)                                 eighth, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Subject to subsection 3.1C, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash

Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

2.5                                 Use of Proceeds.  The proceeds of the Loan shall be applied by Borrower to pay the Indebtedness and all obligations under the Existing Credit Agreement, pay transaction fees and expenses in connection therewith and herewith, provide for working capital and funding for general corporate purposes.

2.6                                 Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A.                                   Determination of Applicable Interest Rate.  As soon as practicable after 11:00 A.M. (New York, New York time), on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent clearly demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

B.                                     Inability to Determine Applicable Interest Rate.  In the event that the Requisite Lenders or Administrative Agent shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market for Dollars (a) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which notice Administrative Agent shall give at such time as such circumstances no longer exist), and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

C.                                     Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have reasonably determined (which determination shall be made only after consultation with Borrower and Administrative Agent, it being understood that any such determination so made shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) any Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/ Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D.                                    Compensation for Losses.  Upon demand of any Lender (which demand shall set forth in reasonable detail the basis for requesting such amounts) (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)                                     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); and

(ii)                                  any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this subsection 2.6D, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR Base Rate used in determining LIBOR for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

E.                                      Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      LIBOR Loans After Default.  If, after the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, Administrative Agent or Requisite Lenders have determined in its or their sole discretion not to permit the making or continuation of any Loans as, or the conversion of any Loans to, LIBOR Loans and Administrative Agent has so notified Borrower in writing (i) Borrower may not elect to have any Loans be made as or converted to LIBOR Loans or elect to have any outstanding LIBOR Loans continued as such after the expiration of the Interest Periods then in effect for such LIBOR Loans, (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation in respect of LIBOR Loans that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7                                 Increased Costs; Capital Adequacy; Taxes.

A.                                   Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any Taxes whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by subsection 2.7F or H and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

B.                                     Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

C.                                     Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection 2.7A or 2.7B and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

D.                                    Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this subsection 2.7 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this subsection for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

E.                                      Additional Reserve Requirements.  Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to the

Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

F.                                      Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection 2.7) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

G.                                     Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection 2.7F above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

H.                                    Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent attributable to an unreasonable failure or delay by the Administrative Agent, such Lender or the L/C Issuer, as applicable, in making such written demand to Borrower), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, setting forth in reasonable detail the basis and calculation of such amount, delivered to Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. The Administrative Agent, each Lender and the L/C Issuer shall promptly provide Borrower with any written notice received by it from a Governmental Authority regarding the imposition or increase of any such Indemnified Taxes or Other Taxes; provided, that the failure to do so shall not affect Borrower’s liability for such Indemnified Taxes or Other Taxes except to the extent Borrower incurs a loss or expense as a direct result of such failure.

I.                                         Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

J.                                        Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or Borrower, as the Administrative Agent or Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each

Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

K.                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this subsection 2.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.8                                 Notice of Certain Costs; Obligation of Lenders and L/C Issuers to Mitigate.

A.                                   Designation of a Different Lending Office.  If any Lender requests compensation under subsection 2.7A, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.7F or 2.7H, or if any Lender gives a notice pursuant to subsection 2.6C, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 2.7A, 2.7F or 2.7H, as the case may be, in the future, or eliminate the need for the notice pursuant to subsection 2.6C, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

B.                                     Replacement of Lenders.  If any Lender requests compensation under subsection 2.7A, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.7F or 2.7H, Borrower may replace such Lender in accordance with subsection 2.10.

2.9                                 Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Revolving Loan (a “Defaulted Revolving Loan”) in accordance with subsection 2.1 as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Revolving Loans pursuant to subsection 2.4B(i) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Revolving Loans pursuant to subsection 2.4B(iii) shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) such Defaulting Lender’s Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the unused facility fee payable to Lenders pursuant to subsection 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any unused facility fee pursuant to subsection 2.3A with respect to such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender.

For purposes of this Agreement, (I) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (A) the date on which all Revolving Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of this subsection 2.9 or by a combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Loan Commitment, and (C) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9.  The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.10                           Removal or Replacement of a Lender.

A.                                   If any Lender requests compensation under subsection 2.7A, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.7F or 2.7H, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     Borrower shall have paid to the Administrative Agent the assignment fee specified in subsection 10.1;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and advances with respect to Letters of Credit, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents (including any amounts under subsection 2.6D) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.6C or payments required to be made pursuant to subsection 2.7F or 2.7H, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.11                           Survival.  All of Borrower’s obligations under this Section 2 shall survive termination of the Commitments and Payment In Full of the Obligations hereunder.

SECTION 3.                                LETTERS OF CREDIT

3.1                                 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.                                   The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this subsection 3.1A, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of any Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection 3.1B below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Loan Party and any drawings thereunder; provided that after giving effect to any L/C Extension, (x) the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect, and (y) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued by Fleet National Bank in its capacity as L/C Issuer pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(a)                                  subject to Section 3.1B(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Requisite Lenders have approved such expiry date; or

(b)                                 the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(a)                                  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(b)                                 the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(c)                                  except with respect to the Existing Letters of Credit or as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit;

(d)                                 except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars; or

(e)                                  a default of any Lender’s obligations to fund under subsection 3.1A exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative

Agent” as used in Section 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

B.                                     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Loan Party) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of subsection 3.1A or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in subsection 4.3 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

C.                                     Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, Borrower shall be deemed to have requested a Revolving Loan of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in subsection 2.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in subsection 4.3 (other than the delivery of a Notice of Borrowing).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this subsection 3.1C(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to subsection 3.1C(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Funding and Payment Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York, New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of subsection 3.1C(i), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan of Base Rate Loans because the conditions set forth in subsection 4.3 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to subsection 3.1C(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this subsection 3.1.

(iv)                              Until each Lender funds its Revolving Loan or L/C Advance pursuant to this subsection 3.1C to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this subsection 3.1C, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Potential Event of Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this subsection 3.1C is subject to the conditions set forth in subsection 4.3 (other than delivery by Borrower of a Notice of Borrowing).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this subsection 3.1C by the time specified in subsection 3.1C(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the

Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

D.                                    Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with subsection 3.1C, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to subsection 3.1C(i) is required to be returned under any of the circumstances described in subsection 10.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

E.                                      Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each Revolving Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

F.                                      Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of subsection 3.1E; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

G.                                     Cash Collateral.  (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)                                  In addition, if the Administrative Agent notifies Borrower at any time that the outstanding amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the outstanding amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii)                               The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv)                              For purposes of this Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all Cash Collateral.

H.                                    Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

I.                                         Letter of Credit Fees.  Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 11.0% times the daily amount available to be drawn under such Letter of Credit.  Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand.  Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

J.                                        Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each Commercial Letter of Credit issued, extended or amended, at the rate of 0.25%, computed on the amount of such Letter of Credit, and payable upon the issuance thereof and (ii) with respect to each Standby Letter of Credit, at the rate per annum of 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each calendar month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand. In addition, Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

K.                                    Conflict with Documents.  In the event of any conflict between the terms hereof and the terms of any document Issuer Document, the terms hereof shall control.

L.                                      Letters of Credit Issued for Loan Parties.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Loan Parties inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Loan Parties.

3.2                                 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 4.                                CONDITIONS TO EFFECTIVENESS OF THE AGREEMENT, LOANS AND LETTERS OF CREDIT

The effectiveness of this Agreement and the other Loan Documents, the obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1                                 Conditions to Effectiveness of Agreement and to Initial Loans.

This Agreement shall become effective on the date (the “Closing Date”) when all of the following conditions precedent shall have been satisfied or waived in writing by the Administrative Agent and each Lender, and the obligations of Lenders to make the Term Loans and any Revolving Loans to be made on the Closing Date and the issuance of any Letters of

Credit to be issued on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2 (in the case of any such Loans) or 4.3 (in the case of any such Letters of Credit), subject to prior or concurrent satisfaction of the following conditions:

A.                                   Loan Party Documents.  On or before the Closing Date, Borrower shall, and shall cause each other Loan Party to, deliver to Lenders and Administrative Agent (with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to each Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                                     with respect to each Loan Party, a certificate of the secretary or assistant secretary of such Loan Party certifying and attaching as of the Closing Date: (a) copies of the certificate or articles of incorporation (or other applicable document) of such Person, together with a good standing certificate from the Secretary of State of each of the States in which such Person is organized or with respect to which the failure to be qualified to do business would have a Material Adverse Effect, each dated a recent date prior to the Closing Date, (b) copies of the bylaws (or other applicable document) of such Person,(c) resolutions of the Board of Directors (or other applicable Persons) of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (d) signatures and incumbency of the officers of such Person executing the Loan Documents to which it is a party;

(ii)                                  a solvency certificate for Borrower, duly executed by a financial officer of Borrower, dated the Closing Date and giving effect to the financing transactions contemplated under the Loan Documents;

(iii)                               an Officer’s Certificate for each Loan Party, dated as of the Closing Date and substantially in the form of Exhibit L annexed hereto, to the effect that (a) the representations and warranties in each Loan Document to which such Person is a party are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all respects on and as of such earlier date), (b) with respect to the Officer’s Certificate delivered by Borrower only, (i) no Material Adverse Effect has occurred since January 1, 2005, and (ii) all conditions precedent set forth in this subsection 4.1 have been satisfied or waived, and (c) after giving effect to the financing transactions contemplated hereunder, no Potential Event of Default or Event of Default has occurred and is continuing; and

(iv)                              Executed originals of the Loan Documents to which such Person is a party and each other document, agreement and instrument described in the list of closing documents attached hereto and made a part hereof as Exhibit N.

B.                                     No Material Adverse Change.  No material adverse change has occurred since January 1, 2005 with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole or (ii) the ability of Borrower or any Loan Party to perform its obligations under the Loan Documents.

C.                                     Insurance Matters.  Administrative Agent shall have received loss payee endorsements with respect to any insurance policies covering the Collateral or business interruption of any Loan Party, and shall have received additional insured endorsements with respect to all other insurance policies covering the Loan Parties (excluding workers compensation, automobile liability, health, medical and life insurance policies or other policies designated by the Lenders).

D.                                    Termination of Existing Credit Agreement and Related Liens.  On the Closing Date, Borrower and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder.

E.                                      Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, which, in the sole discretion of the Lenders and Administrative Agent, imposes adverse conditions on any Loan Party or the consummation of the transactions contemplated hereunder; and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which is likely to (i) enjoin, prohibit or restrain the making of Loans and/or the Issuance of Letters of Credit on the Closing Date, or (ii) have a Material Adverse Effect.

F.                                      Security Interests in Collateral.  Lenders shall have received complete and accurate information from Loan Parties with respect to the name, the location, the jurisdiction of organization, the organization and taxpayer identification number, the chief executive office for each Loan Party. Lenders shall have received evidence satisfactory to them that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or cause to be made all such registrations, filings and recordings (other than the filing or recording of items described in below) that may be necessary or, in the opinion of Lenders, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders and L/C Issuer, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral. Such actions shall include the following:

(i)                                     Stock Certificates.  Delivery to Administrative Agent of certificates to the extent applicable (which certificates shall be accompanied by irrevocable undated stock powers or power of assignment, duly endorsed in blank and otherwise satisfactory in form and substance to Lenders) representing all Capital Stock included in the Pledged Collateral;

(ii)                                  Instruments.  Delivery to Administrative Agent of instruments evidencing Indebtedness included in the Pledged Collateral (which instruments shall be accompanied by irrevocable undated note powers or powers of assignment, duly endorsed in blank and otherwise satisfactory in form and substance to Lenders);

(iii)                               UCC Financing Statements.  Delivery to Administrative Agent of UCC financing statements (i) with respect to Collateral under the Pledge Agreement, naming each Loan Party as debtor and naming Administrative Agent as secured party, in each case for filing in the jurisdiction where such Loan Party is organized, (ii) with respect to all of such Loan Party’s assets, naming each Loan Party as debtor and naming Administrative Agent as secured party, and (iii) evidencing a “fixture filing” with respect to each Loan Party with respect to which a Mortgage is delivered at Closing;

(iv)                              Account Control Agreements.  Delivery to Administrative Agent of fully executed Account Control Agreements with respect to each deposit account and securities account of each Loan Party (but excluding any payroll accounts and accounts excluded pursuant to the proviso in the definition of “Account Control Agreement”);

(v)                                 Real Property.  Delivery to Administrative Agent of Mortgages for Mortgaged Real Property, together with: (a) title insurance policies, current as built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Lenders; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Lenders, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Administrative Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Lenders; and

(vi)                              Collateral Access Agreements.  Delivery to Administrative Agent of fully executed Collateral Access Agreements (1) by mortgagees or landlords with respect to any Real Property of any Loan Party at which Collateral valued in excess of $100,000 may from time to time be located, and (2) by bailees which may from time to time possess any Collateral valued in excess of $100,000.

G.                                     Financial Statements.  On or before the Closing Date, Lenders shall have received from Borrower audited financial statements of Borrower and its Subsidiaries for Fiscal Year 2003, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year.

H.                                    Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of (i) Simpson Thacher & Bartlett LLP, counsel for Loan Parties, dated as of the Closing Date, with respect to corporate, enforceability, non-contravention, security interest, and other customary matters for transactions of this type, and (ii) local counsel for Loan Parties to the extent necessary to opine with respect to corporate and security interest matters (including with respect to Mortgages), in each case in form and substance satisfactory to Administrative Agent and Lenders, and Borrower hereby requests such counsel for Loan Parties to deliver such opinions.

I.                                         Fees and Expenses.  Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3, and shall have paid all other fees and expenses of Administrative Agent, Lenders, L/C Issuer or other Persons entitled thereto (including, without limitation, the legal fees of counsel to Administrative Agent and Lenders, including local counsel, if any).

4.2                                 Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A.                                   Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1B, an executed Notice of Borrowing, in each case signed by a Responsible Officer of Borrower who is included in the incumbency and specimen certificate delivered pursuant to subsection 4.1A(iv) or by any other Responsible Officer of Borrower designated in an updated incumbency and specimen certificate delivered to Administrative Agent by Borrower.

B.                                     As of that Funding Date:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(ii)                                  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii)                               No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received from the Requisite Lenders or the L/C Issuer, as the case may be, notice that, in the judgment of such Person, any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which is likely to enjoin, prohibit or restrain, (i) such Lender’s making of the requested Loan or participation in the requested Letter of Credit, or (ii) the L/C Issuer’s issuance of the requested Letter of Credit.

Each submission by Borrower to the Administrative Agent of a Notice of Borrowing, each acceptance by Borrower of the proceeds of each Loan, each submission by Borrower to L/C Issuer of a request for the issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by Borrower as of the Funding Date in respect of such Loan and as of the date of issuance of such Letter of Credit, that all the conditions contained in this subsection 4.2 (and, if an issuance of a Letter of Credit, 4.3) have been satisfied or waived in accordance with Section 10.6.

4.3                                 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable L/C Issuer is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.                                   On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed request for such Letter of Credit in the form designated by the L/C Issuer, signed by a Responsible Officer of Borrower who is included in the incumbency and specimen certificate delivered pursuant to subsection 4.1A(i) or by any other Responsible Officer of Borrower designated in an updated incumbency and specimen certificate delivered to Administrative Agent by Borrower, together with all other information specified in subsection 3.1.

B.                                     On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.                                BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce L/C Issuers to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to Administrative Agent, each Lender and L/C Issuer, on the date of this Agreement, on the Closing Date, each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1                                 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                   Organization and Powers.  Each Loan Party is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation as specified in Schedule 5.1 annexed hereto and has all requisite corporate or other power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party has all requisite corporate or other power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.                                     Qualification and Good Standing.  Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except to the extent that the failure to be so qualified or in good standing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

C.                                     Subsidiaries.  All of the Subsidiaries of Borrower as of the Closing Date are identified in Schedule 5.1 annexed hereto and each Material Foreign Subsidiary as of the Closing Date has been so designated on said Schedule 5.1. Schedule 5.1 (i) contains a diagram indicating the corporate structure of each Loan Party and any other Affiliate thereof in which such Person holds a direct or indirect partnership, joint venture or other equity interest as of the Closing Date; and (ii) accurately sets forth as of the Closing Date (A) the correct legal name, the jurisdiction of incorporation, the organizational identification number issued by the state of organization of and the federal employer identification number of (in each case, if applicable) each Loan Party, and the jurisdictions in which each Loan Party is qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Securities of such Person and the owners of such shares, and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of each such Person in any Person that is not a corporation. None of the issued and outstanding Securities of any Subsidiary of Borrower is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities. The outstanding Securities of each Loan Party and each subsidiary the Capital Stock of which is included in the Pledged Collateral (each, a “Pledged Entity”) are duly authorized, validly issued, fully paid and nonassessable and are not Margin Stock.

5.2                                 Authorization of Borrowing, etc.

A.                                   Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other action on the part of each Loan Party that is a party thereto.

B.                                     No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any applicable law or governmental rule or regulation applicable to Borrower or any other Loan Party, the Certificate or Articles of Incorporation or Bylaws (or equivalent constitutional documents) of Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on any Loan Party or Pledged Entity; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any other Loan Party or Pledged Entity, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of Borrower or any of its Subsidiaries or any other Loan Party or Pledged Entity (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders).

C.                                     Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except any thereof that have been obtained and are in full force and effect.

D.                                    Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

E.                                      Collateral Documents.  Each of the Collateral Documents purporting to create a security interest thereunder creates valid and Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, which Liens have been perfected and are First Priority Liens.

5.3                                 Financial Condition.

A.                                   Borrower has heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheets of Borrower and its Subsidiaries as at December 31, 2003 and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended.  All such statements were prepared in conformity with GAAP except as otherwise noted therein and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended.

B.                                     Except as set forth on Schedule 7.1 or Schedule 7.4, no Loan Party has any Indebtedness, Guarantee Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in the financial statements described in subsection 5.3A above.

5.4                                 No Material Adverse Effect.

Since January 1, 2005, no circumstance or condition affecting the business, assets, operations, properties or financial condition of Borrower or Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (i) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement and the other Loan Documents, taken as a whole, or (ii) the rights and remedies of Administrative Agent, Lenders and L/C Issuer under this Agreement and the other Loan Documents.

5.5                                 Title to Properties; Liens.

A.                                   Borrower and each of its Subsidiaries have good title to, or leasehold interests in, all properties that are necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title or leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

B.                                     Each of Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof by Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

C.                                     Schedule 5.5 (as of the Closing Date in the case of the initial schedule attached hereto and as of the date of delivery of any required update thereto pursuant to subsection 6.7D) contains a true and complete list of: (i) all Real Property owned in fee simple by each Loan Party, together with the names of any mortgagee with respect thereto, (ii) all Real Property of each Loan Party subject to real property leases, (iii) the names and locations of any bailees in possession of property of a Loan Party, and (iv) all Mortgaged Real Property.

D.                                    Schedule 5.5 attached hereto accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the property and assets and business of the Loan Parties, specifying for each such policy and program (i) the amount thereof, (ii) the risks insured thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other indemnification number thereof, (v) the expiration date thereof, and (vi) the annual premium with respect thereto. Such insurance policies are in full force and effect. Such insurance policies are in compliance with the requirements of subsection 6.4.

5.6                                 Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries that, individually or in the aggregate (taking into consideration, among other things, the ability of Borrower and its Subsidiaries to obtain indemnification in respect thereof from Persons that are willing and able to honor any existing indemnification obligations with respect thereto), (i) could reasonably be expected to result in a Material Adverse Effect, or (ii) on or prior to the Closing Date, is reasonably likely to impair or impose material adverse conditions on the consummation of the transactions contemplated hereunder or in connection herewith and is reasonably likely to have a material adverse effect on the rights and remedies of, or impose any material liability on, Administrative Agent or the Lenders under this Agreement and the Loan Documents taken as a whole.

5.7                                 Payment of Taxes.

Each of Borrower and each of its Subsidiaries has filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required to be filed by it, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its respective properties, income or assets to the extent the same have become due and payable, except those which are not yet delinquent or which are being contested in good faith.  Each of Borrower and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of Borrower) in accordance with GAAP (or, in the case of a Foreign Subsidiary, appropriate reserves under generally accepted accounting principles in the applicable jurisdiction), for the payment of, all such material taxes, assessments, fees and charges relating to all prior taxable years and the current taxable year of Borrower and each of its Subsidiaries.  To the best knowledge of Borrower, there is no proposed tax assessment against Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.8                                 Governmental Regulation.

Neither the making of any extension of credit hereunder, nor the use of any of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

5.9                                 Employee Benefit Plans.

A.                                   Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal, state or foreign law with respect to each Plan, and has performed all, and has not breached any, of its obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Borrower, each of its Subsidiaries and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except to the extent that a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

B.                                     There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

C.                                     (i) As of the Closing Date, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) neither Borrower nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

D.                                    Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect.

E.                                      Except as disclosed in Schedule 5.9 attached hereto, neither Borrower nor any ERISA Affiliate maintains or contributed to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA.

F.                                      Neither Borrower nor any ERISA Affiliate has, solely by reason of the execution of this Agreement by the parties hereto, any obligation to make any payment to any employee of Borrower or any of its Subsidiaries pursuant to any Plan or existing contract or arrangement.

5.10                           Environmental Protection.

Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(i)                                     neither Borrower nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(ii)                                  to the best of Borrower’s knowledge, after due inquiry, there are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by Borrower or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Borrower or its existing or former Subsidiaries for wastes treatment or disposal, which could reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the Maturity Date in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.11                           Disclosure.

All material factual information furnished by or on behalf of Borrower or any of its Subsidiaries to any Agent or any Lender in writing (including any such information contained in the Lender Information Memorandum, any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries) for use in connection with the transactions contemplated by this Agreement is true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements contained herein and therein, not misleading at such time in light of the circumstances in which the same were made, it being understood that, for purposes of this subsection 5.11, such factual information does not include projections and pro forma financial information.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower in good faith to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.12                           Anti-Terrorism and Anti-money Laundering Compliance.

A.                                   Borrower is not and shall not be, and, to the knowledge of Borrower, no Person who owns a controlling interest in or otherwise controls Borrower is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). None of the Loan Parties (x) is a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). To the knowledge of Borrower, no Loan Party nor any of their Affiliates, nor any brokers or other agents acting in any capacity in connection with the Loans hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

B.                                     Each Loan Party has taken, and shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by applicable law), with respect to each holder of a direct or indirect interest in such Person, to assure that funds invested by such holders in such Person are derived from legal sources (“Anti-money Laundering Measures”). The Anti-money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-money Laundering Laws”).

C.                                     To Borrower’s knowledge no Loan Party nor any holder of a direct or indirect interest in any Loan Party (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-money Laundering Laws.

D.                                    Each Loan Party has taken, and Borrower agrees that it shall, and shall cause each Loan Party to, continue to take, reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that such Person is and shall be in compliance with all current and future Anti-money Laundering Laws and applicable laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

5.13                           Compliance with Laws and Agreements.

Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.14                           Solvency.

As of the Closing Date, after giving effect to the transactions contemplated on the Closing Date and the initial issuance of Loans hereunder and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, Borrower together with its Subsidiaries is Solvent. After giving effect to (i) the issuance of any Indebtedness or Guarantee Obligation on any date after the Closing Date, (ii) the making of any Restricted Junior Payment on any date after the Closing Date, (iii) the sale of assets on any date after the Closing Date and (iv) the Loans to be made (or Letters of Credit to be issued) on any date after the Closing Date that Loans (or Letters of Credit) are requested hereunder and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, Borrower together with its Subsidiaries is Solvent as defined in clauses (c) and (d) of the definition thereof.

SECTION 6.                                AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until Payment In Full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                                 Financial Statements and Other Reports.

A.                                   Borrower will deliver to Administrative Agent and Lenders:

(i)                                     Quarterly and Monthly Financials: (a) promptly when available but in any event no later than 40 days after the end of the first eleven calendar months of each Fiscal Year, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of each calendar month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and (b) promptly when available but in any event no later than 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of each Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(ii)                                  Year-End Financials: promptly when available but in any event no later than 120 days after the end of each Fiscal Year, the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, in each case setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year, and a report thereon of a firm of independent certified public accountants of recognized national standing selected by Borrower, which report shall be unqualified as to the scope of audit (taken as a whole), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)                               Officer’s and Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) (with respect to quarterly financial statements) and (ii) above, (a) an Officer’s Certificate of Borrower stating that the signers do not have knowledge of the existence, as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in subsection 7.6 and 7.8 and with any specific dollar amounts specified in respect of any restrictions contained in any other provisions of

Section 7; (c) in the event the identity of any of the Subsidiaries of Borrower has changed since the Closing Date (or, if applicable, since the date of the most recent Officer’s Certificate delivered to Lenders in accordance with this clause (c)), an Officer’s Certificate setting forth such change; and (d) the amount of any Pro Forma Adjustment not previously set forth in any Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor;

(iv)                              Accountants’ Certification: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default under subsection 7.6 has come to their attention and, if such a condition or event has come to their attention, specifying the nature thereof;

(v)                                 SEC Filings: promptly after the transmission thereof by Borrower or any of its Subsidiaries to the SEC, copies of any filings on Form 10-K, 10-Q, or 8-K and any effective registration statements (and, upon the effectiveness thereof, any material amendments thereto) filed with the SEC (but not any exhibits to any such registration statement or amendment (except as provided below) or any registration statement on Form S-8), and copies of all financial statements, proxy statements, notices and reports that Borrower or any of its Subsidiaries actually sends to the holders of any publicly-issued debt Securities of Borrower or any of its Subsidiaries (including the Subordinated Indebtedness) in their capacity as such holders (in each case to the extent not theretofore delivered to Lenders pursuant to this Agreement and in each case including, to the extent requested by Administrative Agent, any schedules and exhibits thereto), in each case as so transmitted to the SEC;

(vi)                              Events of Default, etc.: promptly upon any Responsible Officer of Borrower obtaining actual knowledge of (a) any condition or event that constitutes an Event of Default or Potential Event of Default or (b) any acceleration, redemption or purchase demands or notices provided by the trustee for, or any event of default under, any Subordinated Indebtedness, a notice specifying the nature and period of existence of such condition or event or specifying the notice given by such trustee or the nature of such event of default, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(vii)                           Litigation or Other Proceedings: promptly upon any Responsible Officer of Borrower obtaining actual knowledge of (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lenders or (Y) any material development in any Proceeding that, in any such case, could reasonably be expected to give rise to a Material Adverse

Effect, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(viii)                        ERISA Events: promptly upon any Responsible Officer of Borrower obtaining knowledge of the occurrence or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof and what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto; and, promptly upon receipt thereof, copies of any notice received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from the Internal Revenue Service, the Department of Labor or the PBGC or from a Multiemployer Plan sponsor concerning any ERISA Event.  For purposes of this subsection 6.1(A)(viii), any Responsible Officer of Borrower shall be deemed to know all facts known by the administrator of any Plan of which Borrower is the plan sponsor;

(ix)                                Financial Plans: as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, consolidated operating and related budgets for Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year (the “Financial Plan” for such Fiscal Year), in reasonable detail as customarily prepared by management of Borrower for its internal use and setting forth an explanation of the principal assumptions on which such budgets are based;

(x)                                   Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Real Estate (as defined in subsection 6.1(xi)(1)) which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(xi)                                Notice of Certain Environmental Matters: promptly upon any Responsible Officer of Borrower obtaining knowledge of any one or more of the following environmental matters the existence of which, either individually or when aggregated with all other such matters, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying in reasonable detail the nature thereof and what action Borrower and its Subsidiaries have taken, are taking or propose to take with respect thereto:

(1)                                  any pending or threatened Environmental Claim against Borrower or any of its Subsidiaries or any land, buildings and improvements owned or leased by Borrower or any of its Subsidiaries (but excluding all operating fixtures and equipment, whether or not incorporated into improvements) (collectively, “Real Estate”);

(2)                                  any condition or occurrence that (x) results in noncompliance by Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries or any Real Estate;

(3)                                  any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; or

(4)                                  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;

(xii)                             Pro Forma Adjustment Certificate: not later than the consummation of any Acquisition by Borrower or any of its Subsidiaries for which there shall be a Pro Forma Adjustment, an Officer’s Certificate of Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;

(xiii)                          Material Foreign Subsidiary Information.  Together with each delivery of any quarterly financials pursuant to subsection 6.1A(i) and any financials pursuant to subsection 6.1A(ii), Borrower shall give the Administrative Agent written notice of any Subsidiary of Borrower becoming a “Material Foreign Subsidiary”. Each Compliance Certificate delivered shall set forth the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate which Subsidiaries of Borrower are “Material Foreign Subsidiaries”.

(xiv)                         Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Agent on its own behalf or on behalf of Requisite Lenders.

(xv)                            Disclosure Procedures:  Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that if the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:  (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in subsection 10.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the

Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.2                                 Corporate Existence, etc.

Except as permitted under subsection 7.7 and as contemplated in the definition of “Subsidiary Guarantor”, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its legal existence and (ii) all rights and franchises material to its business (except, in any case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).

6.3                                 Payment of Taxes and Claims; Tax Consolidation.

Borrower will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all lawful material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or could reasonably be expected to become a material Lien upon any of the properties or assets of Borrower or any of its Subsidiaries; provided that no such charge or claim need be paid if it is being contested in good faith and by proper proceedings, so long as it has maintained adequate reserves (in the good faith judgment of Borrower or such Subsidiary) with respect thereto in accordance with GAAP.

6.4                                 Maintenance of Properties; Insurance.

A.                                   Maintenance of Properties.  Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

B.                                     Insurance.  Borrower will, and will cause each other Loan Party to, at all times maintain in full force and effect, with insurance companies which Borrower believes (in the good faith judgment of Borrower’s management) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.  Borrower shall furnish to Lenders, upon written request from Administrative Agent, information presented in reasonable detail as to the insurance so carried.

C.                                     Direction to Insurers.  Borrower shall direct (and shall cause each other Loan Party to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to Collateral to pay all proceeds in excess of $500,000 payable under such policies or with respect to such claim or award directly to the Administrative Agent. In no case shall such proceeds in excess of

$500,000 be payable to the Borrower or one or more of its Subsidiaries and the Administrative Agent. If an Event of Default shall have occurred and be continuing, at the direction of the Administrative Agent, the Borrower shall direct all such insurers to pay all such proceeds to the Administrative Agent without regard to the $500,000 threshold set forth above.

D.                                    Application of Proceeds.  In the event the Administrative Agent or Borrower or any Subsidiary of Borrower receives proceeds of insurance under property damage, boiler and machinery policies, business interruption insurance policies, or with respect to a condemnation claim or award and such proceeds do not constitute Replacement Proceeds or an Event of Default or Potential Event of Default shall have occurred and be continuing, the Borrower shall, or shall cause its Subsidiary to pay such proceeds to the Administrative Agent, and the Administrative Agent shall, upon receipt of such proceeds, apply all of the proceeds so received in repayment of the Obligations in the manner set forth in subsection 2.4B(iii). Notwithstanding the foregoing, in the event proceeds of insurance received by the Borrower, any Subsidiary of the Borrower, or the Administrative Agent under property damage, boiler and machinery policies or business interruption insurance policies constitute Replacement Proceeds, and no Potential Event of Default or Event of Default has occurred and is continuing, the Borrower or such Subsidiary may retain such proceeds and if the Administrative Agent receives such proceeds, the Administrative Agent shall, upon receipt of such proceeds, remit the amount so received to the applicable Loan Party; provided, however, if (x) the Administrative Agent receives notice from Borrower that it or its Subsidiary, as applicable, does not intend to restore, rebuild or replace the property subject to such insurance payment or condemnation award, (y) the applicable Loan Party or Subsidiary fails to replace or commence the restoration or rebuilding of such property within 180 days after the Administrative Agent’s receipt of the proceeds of such insurance payment or condemnation award, or (z) upon completion of the restoration, rebuilding or replacement of such Property, there are unused proceeds from such insurance payment or condemnation award, then (A) upon the occurrence of either of the events described in clauses (x) or (y) above, all such proceeds, and (B) upon the occurrence of the event described in clauses (z) above, such excess, shall constitute Net Asset Sale Proceeds received by a Loan Party or Subsidiary thereof and shall be applied to the Obligations pursuant to the terms of subsection 2.4B(iii).

E.                                      Condemnation.  Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of any Loan Party, Borrower shall notify the Administrative Agent of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time will deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

6.5                                 Books and Records; Inspection Rights.

Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or Requisite Lenders to visit and inspect any of the properties of Borrower or of any of its Subsidiaries, to inspect, copy and make abstracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6                                 Compliance with Laws, etc.

Borrower shall comply, and shall cause each of its Subsidiaries and ERISA Affiliates to comply with the respective requirements of the governing documents for all Plans and the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any governmental authority having jurisdiction over it, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7                                 Additional Collateral; Further Assurances.

A.                                   In the event that any Person becomes a Subsidiary after the date hereof (or any Foreign Subsidiary becomes a Material Foreign Subsidiary after the date hereof), Borrower will promptly notify Administrative Agent of that fact and (i) cause each such Subsidiary that is either a Domestic Subsidiary or Material Foreign Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty, Security Agreement and Master Pledge Agreement, and (ii) in the event that such Person’s Capital Stock is certificated or such Person has Domestic Subsidiaries or direct Foreign Subsidiaries the Capital Stock of which is certificated, Borrower will, and will cause such Subsidiaries to execute and deliver any documents necessary to effectively pledge a First Priority security interest in such Capital Stock in favor of Administrative Agent, including delivering to Administrative Agent such certificates accompanied by stock powers in blank; provided, that upon the request of Requisite Lenders, any Material Foreign Subsidiary shall execute and deliver such security documents, pledge agreements or instruments that the Requisite Lenders deem necessary or advisable, or that the Requisite Lenders may reasonably request, to effectuate the granting of security by such Material Foreign Subsidiary, and to the extent requested by Requisite Lenders, such legal opinions reasonably requested by Requisite Lenders of the type customarily required with respect to the granting of security interests by foreign entities; provided, that to the extent that the taking of any of the foregoing actions with respect to any Material Foreign Subsidiary, including, but not limited to, the pledge of the Capital Stock of such Foreign Subsidiary shall cause material adverse tax consequences to the Borrower or the Borrower and its Subsidiaries taken as a whole, the foregoing actions shall not be required or shall be modified or otherwise limited accordingly.

B.                                     At any time and from time to time, promptly following the Administrative Agent’s or Requisite Lenders’ written request and at the expense of Borrower, Borrower agrees to duly execute and deliver, and to cause the other Loan Parties to duly execute and deliver, any and all such further instruments and documents and take such further action as the Administrative Agent or Requisite Lenders may reasonably deem necessary or advisable in order to perfect and protect any Lien granted or purported to be granted pursuant to the Loan Documents or to enable the Administrative Agent, in accordance with the terms of the applicable Loan Documents, to exercise and enforce its rights and remedies under the Loan Documents with respect to such Collateral. At any time when an Event of Default has occurred and is continuing, promptly upon the request of the Administrative Agent or Requisite Lenders, assign to the Administrative Agent, pursuant to an assignment in form and substance satisfactory to the Administrative Agent, the right to receive proceeds (for application to the Obligations in accordance with this Agreement) of any Interest Rate Agreements, Currency Agreements, Commodities Agreements or Hedge Agreements to which any Loan Party is a party. Notwithstanding the foregoing, the granting of such further assurances or security interest under this subsection 6.7 shall not be required if it would (A) be prohibited by other Contractual Obligations to which any Loan Party is a party, (B) be prohibited by applicable law, or (C) result in material adverse tax consequences to the Borrower.

C.                                     To the extent not delivered at Closing (with the consent of Lenders), upon the request of the Administrative Agent, the Borrower shall, and shall cause the other Loan Parties to, execute and deliver to the Administrative Agent, for the benefit of the Lenders and L/C Issuer, within 30 days of any such request or the acquisition or leasing of any Real Property by any Loan Party, a Mortgage upon any such Real Property and such Real Property lease or interest (subject to, with respect to Real Property in existence on or prior to the Closing, any prohibitions and/or required consents under any documentation governing such Real Property or Real Property lease or interest), together with such title insurance policies (mortgagee’s form), certified surveys, appraisals (which meet or exceed the minimum appraisal standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act (12 C.F.R. §4 (1990)), as amended), and local counsel opinions with respect thereto and such other agreements, documents and instruments which the Administrative Agent or Requisite Lenders deem necessary or advisable, the same to be in form and substance reasonably acceptable to the Administrative Agent and to be subject only to (a) Liens permitted under subsection 7.2 and (b) such other Liens as the Administrative Agent and Lenders may reasonably approve, it being understood that the granting of such additional security for the Obligations is a material inducement to the execution and delivery of this Agreement by each Lender; provided, that no Mortgage shall be required with respect to (x) so long as no Event of Default shall have occurred and be continuing, any Real Property not considered material by Administrative Agent or the Requisite Lenders or (y) the Myrtle Beach Lease unless (a) the right of The Boyds Collection – Myrtle Beach, LLC, to terminate the Myrtle Beach Lease pursuant to Section 1.07 thereof shall have tolled, (a) prior to the date applicable in the foregoing clause (b) an Event of Default shall have occurred and be continuing, and Administrative Agent or Requisite Lenders shall have directed Borrower to obtain such a Mortgage, or (c) any construction or other action shall have been taken by any Loan Party affirmatively indicating their intention to use the Myrtle Beach Lease.

D.                                    Borrower shall use its commercially reasonable efforts to obtain and deliver to the Administrative Agent Collateral Access Agreements relating to (i) bailees at which there is, or is reasonably expected to be, for any material time, Collateral valued in excess of $100,000, (ii) leases at which there is, or is reasonably expected to be, for any material time, Collateral valued in excess of $100,000, (iii) Real Property mortgaged to a third party (other than the Administrative Agent pursuant to the requirements of the Loan Documents) at which there is, or is reasonably expected to be, for any material time, Collateral valued in excess of $100,000; and Borrower shall update Schedule 5.5 to reflect any bailees, leaseholds or mortgaged Real Property to which this subsection 6.7D applies; provided, that no Collateral Access Agreement shall be required with respect to the Myrtle Beach Lease unless (a) the right of The Boyds Collection –

Myrtle Beach, LLC, to terminate the Myrtle Beach Lease pursuant to Section 1.07 thereof shall have tolled, (b) prior to the date applicable in the foregoing clause (a) an Event of Default shall have occurred and be continuing, and Administrative Agent or Requisite Lenders shall have directed Borrower to obtain such a Collateral Access Agreement, or (c) any construction or other action shall have been taken by any Loan Party affirmatively indicating their intention to use the Myrtle Beach Lease.

6.8                                 Transactions with Affiliates.

Borrower shall, and shall cause each of its Subsidiaries to, conduct all transactions with any of its Affiliates (other than Borrower or any of its Subsidiaries) upon terms that are substantially as favorable to Borrower or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and its Affiliates for management, consulting and financial services rendered to Borrower and its Subsidiaries, and customary investment banking fees paid to KKR and its Affiliates for services rendered to Borrower and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, in the aggregate not to exceed $375,000 annually, provided, that no such fees shall be paid if an Event of Default has occurred and is continuing, (b) reasonable and customary fees paid to members of the Board of Directors of Borrower and its Subsidiaries and (c) transactions otherwise expressly permitted hereunder between Borrower or any of its Subsidiaries and any such Affiliate.

6.9                                 Conduct of Business.

From and after the Closing Date, Borrower shall, and shall cause its Subsidiaries to, engage primarily in (i) the lines of business carried on by Borrower and its Subsidiaries (taken as a whole) on the Closing Date, (ii) other businesses or activities that are reasonably similar thereto or that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

6.10                           Fiscal Year.

Borrower shall maintain its Fiscal Year-end at December 31 of each year; provided that Borrower may, upon prior written notice to Administrative Agent, change such Fiscal Year-end to any other date reasonably acceptable to Requisite Lenders, in which case Borrower and Administrative Agent shall, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary in order to reflect any corresponding changes in financial reporting.

6.11                           Waiver of Usury Laws.

Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of any usury law or other law that would prohibit or forgive Borrower or any Loan Party from paying all or any portion of the principal of, or interest on the Obligations as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Loan Documents, and (to the extent that it may lawfully do so), Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power granted to the Administrative Agent, Lenders and L/C Issuer herein and in the other Loan Documents but will suffer and permit the execution of every such power as though no such law had been enacted.

6.12                           Anti-Terrorism Laws and Policies.

A.                                   Borrower agrees to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance in all material respects. Borrower further agrees to make any policies, procedures and controls (such policies, procedures and controls are collectively, the “Anti-Terrorism Policies”) as Borrower may adopt from time to time available to Administrative Agent for review and inspection by the Administrative Agent and Lenders from time to time during normal business hours and upon reasonable prior notice, and Borrower agrees to deliver copies of the same to Administrative Agent from time to time upon request. The Administrative Agent and Lenders will keep the Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by the Administrative Agent and Lenders for enforcement of its rights and/or in connection with reasonable business us in the management, administration and disposition of its assets and investments.

B.                                     Subject to any requirements of law, Borrower shall immediately notify the Administrative Agent if such Person obtains knowledge that any holder of a direct or indirect interest in any Loan Party, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti-money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-money Laundering Laws.

SECTION 7.                                NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until Payment In Full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                                 Indebtedness.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     Borrower may become and remain liable with respect to the Obligations;

(ii)                                  Borrower and its Subsidiaries may become and remain liable with respect to Guarantee Obligations permitted under subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Guarantee Obligations so extinguished;

(iii)                               Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount which together with Indebtedness under subsection 7.1(vi) does not exceed $7,500,000 at any time;

(iv)                              Borrower may become and remain liable with respect to Indebtedness to any of the Loan Parties, any Subsidiary of Borrower may become and remain liable with respect to Indebtedness to any Loan Party, and any Subsidiary of Borrower other than a Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary that does not constitute a Subsidiary Guarantor ; provided that (1) each intercompany loan owing to a Loan Party shall be evidenced by a promissory note, and such promissory note shall be pledged to the Administrative Agent pursuant to the applicable Pledge Agreement, and (2) each intercompany loan owing by Borrower and each intercompany loan owing by any other Loan Party to any Person that is not a Loan Party shall be subordinated to the Obligations of such Person on terms substantially similar to the terms set forth in the form of intercompany note attached hereto as Exhibit O;

(v)                                 Borrower and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness existing as of the date hereof which is described in Schedule 7.1 annexed hereto;

(vi)                              Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness (a) incurred within 150 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or (b) otherwise incurred in respect of Capital Expenditures permitted under subsection 7.8, which Indebtedness at any time is not in an aggregate amount, together with Indebtedness under subsection 7.1(iii), in excess of $7,500,000;

(vii)                           Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness under Hedge Agreements entered into in the ordinary course of business provided that such Hedge Agreements are entered into to hedge or mitigate risks to which such Person has actual exposure and not for the purpose of speculation or taking a “market view”;

(viii)                        Borrower and its Subsidiaries (a) may remain liable with respect to (X) in the case of a Subsidiary, Indebtedness of such Subsidiary existing at the time of consummation of an Acquisition pursuant to which such Person becomes a Subsidiary of Borrower or (Y) Indebtedness secured by assets acquired by such Person in an Acquisition at the time of consummation of such Acquisition; provided that such Indebtedness was not incurred in contemplation of the Acquisition referred to in clause (X) or the acquisition of such assets referred to in clause (Y), as the case may be, and (b)

may become and remain liable with respect to Subordinated Indebtedness incurred to finance an Acquisition consummated by such Person, including an Acquisition pursuant to which such Person becomes a Subsidiary of Borrower; provided that the aggregate outstanding principal amount of all Indebtedness permitted pursuant to this subsection 7.1(viii), together with Indebtedness incurred under subsection 7.1(x), shall at no time exceed $20,000,000;

(ix)                                Borrower and its Subsidiaries may extend the maturity of, and may become and remain liable with respect to Indebtedness incurred to refinance, any Indebtedness permitted under clauses (ii) through (iv), and (vii) through (x) above; provided that (a) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such extension or refinancing, (b) the direct and contingent obligors with respect to such Indebtedness are not changed as a result of such extension or refinancing, except as otherwise permitted hereunder, and (c) neither a Potential Event of Default nor an Event of Default would occur solely as a result of such extension or refinancing; and

(x)                                   Borrower and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount, together with Indebtedness incurred under subsection 7.1(viii), not to exceed $20,000,000 at any time outstanding.

7.2                                 Liens and Related Matters.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens granted pursuant to the Collateral Documents;

(iii)                               Liens existing on the Closing Date securing Indebtedness and covering the property described on Schedule 7.2 annexed hereto;

(iv)                              Liens placed on property, plant or equipment used in the ordinary course of business of Borrower or any of its Subsidiaries to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, including Liens placed in connection with Capital Leases; provided that (a) the Lien encumbering such property, plant or equipment does not encumber any other asset of Borrower or any of its Subsidiaries, (b) such Lien is incurred prior to or within 150 days of the acquisition of such property, and (c) the Indebtedness secured thereby is permitted under subsection 7.1(iii) or (vi); and

(v)                                 (a) Liens encumbering assets of a Subsidiary of Borrower that are granted to secure Indebtedness permitted under subsection 7.1(viii) (a) at the time such Indebtedness is originally incurred and (b) Liens encumbering the Capital Stock of a

Subsidiary of Borrower that are granted to secure Subordinated Indebtedness permitted under subsection 7.1(viii)(b); provided that the aggregate outstanding principal amount of Indebtedness secured by all Liens permitted pursuant to this subsection 7.2(v) shall at no time exceed $25,000,000; provided further, that the terms of any such Subordinated Indebtedness shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders or such Subordinated Indebtedness shall be otherwise subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent and Requisite Lenders.

7.3                                 Investments; Joint Ventures.

Except as provided in subsections 7.7(i), (ii) or (v) (solely with respect to receipt of non-cash consideration), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i)                                     Borrower and its Subsidiaries may make and own Investments in Cash Equivalents;

(ii)                                  Borrower and its Subsidiaries may make loans and advances to employees of Loan Parties for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)                               Borrower and its Subsidiaries may make and own Investments consisting of any non-cash proceeds received by Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under subsection 7.7(v);

(iv)                              Borrower and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(v)                                 Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv); and

(vi)                              Loan Parties may make and own Investments in an aggregate principal amount not to exceed $500,000 at any time outstanding in connection with joint ventures or partnerships with Third Parties for the purpose of establishing stores within stores so long as (a) a First Priority security interest in such Investments is granted to Administrative Agent, Lenders and L/C Issuer pursuant to one or more Collateral Documents in form and substance reasonably acceptable to Administrative Agent, (b) such joint venture or partnership is engaged in businesses or activities substantially similar, related or incidental to the business of Borrower and its existing Subsidiaries, and (c) no Potential Event of Default or Event of Default shall have occurred and be continuing or will occur after giving effect to such Investment.

7.4                                 Guarantee Obligations.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Guarantee Obligation, except:

(i)                                     Borrower and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of the Guaranties;

(ii)                                  Borrower and its Subsidiaries may become liable with respect to Guarantee Obligations in respect of Letters of Credit;

(iii)                               Borrower and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(iv)                              Borrower and its Subsidiaries may become and remain liable with respect to Guarantee Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Loan Parties;

(v)                                 Borrower and its Subsidiaries may become and remain liable with respect to unsecured Guarantee Obligations in respect of any Indebtedness of Borrower or any of its Subsidiaries permitted by subsection 7.1 (other than subsections 7.1(ii) and 7.1(viii));

(vi)                              Borrower and its Subsidiaries, as applicable, may remain liable with respect to Guarantee Obligations existing as of the date hereof and described in Schedule 7.4 annexed hereto; and

(vii)                           Borrower and its Subsidiaries may become and remain liable with respect to other unsecured Guarantee Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Borrower and its Subsidiaries in respect of all such Guarantee Obligations shall at no time exceed $2,000,000.

7.5                                 Restricted Junior Payments.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, Borrower may:

(i)                                     purchase, redeem or otherwise acquire shares of common stock of Borrower or warrants or options to acquire any such shares with proceeds received by Borrower from substantially concurrent equity contributions or issuances of new shares of its common stock;

(ii)                                  redeem or exchange, in whole or in part, any capital stock of Borrower for shares of another class of capital stock of Borrower or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption or exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefor;

(iii)                               make other Restricted Junior Payments; provided that on the date (the “Declaration Date”) of declaration of any dividend in respect of Borrower’s outstanding Capital Stock pursuant to the terms of this clause (iv) or the making of any other Restricted Junior Payment pursuant to the terms of this clause (iv), (W) the Commitments shall have been irrevocably reduced to $32,250,000, and the outstanding amount of the Obligations shall be less than $32,250,000, (X) the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter most recently ended shall be less than 3.50:1.00, (Y) the aggregate amount of any such Restricted Junior Payment, when added to the aggregate amount of all Restricted Junior Payments previously declared or (without duplication) paid by Borrower pursuant to this clause (iii) during the period commencing on the Closing Date and ending on the Declaration Date, does not exceed 25% of cumulative Consolidated Net Income of Borrower and its Subsidiaries for the period commencing on the Closing Date and ending on the last day of the Fiscal Quarter most recently ended and (Z) no Potential Event of Default or Event of Default has occurred and is continuing or will occur and be continuing after giving effect thereto; provided, further, that such Declaration Date may only occur once annually, on or about the date on which Consolidated Excess Cash Flow for the Fiscal Year then ending is required to be calculated, and, if any payment is required pursuant to subsection 2.4B(iii)(b) in connection therewith, only after the making of such payment; and

(iv)                              repurchase shares of its Capital Stock or of any corporate parent (together with options or warrants in respect thereof) held by present and former officers, directors and employees of Borrower in an aggregate amount not to exceed $1,000,000.

7.6                                 Financial Covenants.

A.                                   Maximum Consolidated Senior Leverage Ratio.  Borrower shall not permit the Consolidated Senior Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated:

Year	Fiscal Quarter	Maximum Senior Leverage Ratio

2005	Third	2.50:1
	Fourth	2.50:1

2006	First	2.50:1
	Second	2.50:1
	Third	2.50:1
	Fourth	2.25:1

2007	First	2.25:1
	Second	2.25:1
	Third	2.25:1
	Fourth	2.00:1

B.                                     Maximum Leverage Ratio.  Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated:

Year	Fiscal Quarter	Maximum Leverage Ratio
2005	Third	4.50:1
	Fourth	4.50:1

2006	First	4.50:1
	Second	4.50:1
	Third	4.50:1
	Fourth	4.00:1

2007	First	4.00:1
	Second	4.00:1
	Third	4.00:1
	Fourth	3.50:1

C.                                     Minimum Consolidated Adjusted EBITDA.  Borrower shall not permit Minimum Consolidated Adjusted EBITDA for any four-Fiscal Quarter period ending on the last day of any Fiscal Quarter set forth below to be less than the amount indicated:

Year	Fiscal Quarter	Minimum Consolidated Adjusted EBITDA
2005	Third	$17,000,000
	Fourth	$17,000,000

2006	First	$17,000,000
	Second	$17,000,000
	Third	$17,000,000
	Fourth and each Fiscal Quarter Thereafter	$18,000,000

7.7                                 Restriction on Certain Fundamental Changes; Asset Sales and Acquisitions.

Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or make any Acquisition, except:

(i)                                     (a) any Subsidiary of Borrower may be merged with or into Borrower or any Loan Party, (b) any Subsidiary of Borrower that is not a Loan Party may be merged with or into any other Subsidiary of Borrower that is not a Loan Party, (c) any Subsidiary of Borrower may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including Capital Stock of any Subsidiary of Borrower) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any other Loan Party (to the extent not otherwise disposed of or transferred in accordance with this subsection 7.7) and (d) any Subsidiary of Borrower that is not a Loan Party may also be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including Capital Stock of such Subsidiary) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Subsidiary that is not a Loan Party (to the extent not otherwise disposed of or transferred in accordance with this subsection 7.7); provided that in the case of any such merger involving Borrower, Borrower shall be the continuing or surviving corporation;

(ii)                                  Borrower and its Subsidiaries may make Acquisitions (by merger or otherwise) so long as, prior to the consummation of any such Acquisition, Borrower shall have delivered to Administrative Agent (a) financial statements for Borrower and its Subsidiaries for the four Fiscal-Quarter period most recently ended (the “Pro Forma Test Period”), prepared on a pro forma basis as if such Acquisition had been consummated on the first day of the Pro Forma Test Period and giving effect to Borrower’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof, (b) a pro forma Compliance Certificate demonstrating that, on the basis of such pro forma financial statements, Borrower would have been in compliance with all financial covenants set forth in subsection 7.6 on the last day of the Pro Forma Test Period, (c) the target is engaged in businesses or activities substantially similar, related or incidental to the business of Borrower and its existing Subsidiaries, (d) any stock certificate or promissory note evidencing all or any portion of such Investment shall be delivered to the Administrative Agent and made subject to a Pledge Agreement, (e) if a Subsidiary is acquired, Borrower shall have complied with subsection 7.10 and 6.7, (f) no Potential Event of Default or Event of Default shall have occurred and be continuing or will occur after giving effect to such Acquisition, (g) the consideration for such Acquisitions shall have come from either (i) Capital Stock issued by Borrower or its Subsidiaries, the proceeds of which are permitted to be used for such Acquisition pursuant to subsection 2.4(iii)(d), (ii) Net Asset Sale Proceeds which are permitted to be used for such acquisition pursuant to subsection 2.4(iii)(a) or (iii) Subordinated Indebtedness permitted pursuant to subsection 7.1(x), and (h) the Requisite Lenders shall have received all such other documents and diligence reasonably requested in connection therewith.

(iii)                               Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(iv)                              Borrower may, in the ordinary course of business, license trademarks and copyrights, so long as each such license does not prohibit the granting of a Lien pursuant to a Security Agreement in the Intellectual Property covered by such license;

(v)                                 Borrower and its Subsidiaries may sell, transfer, convey or otherwise dispose of assets having a fair value not in excess of $20,000,000 during the term of this Agreement; provided that (w) the consideration received in each such transfer shall be in an amount at least equal to the fair value of the assets being sold; (x) any non-cash consideration received by Borrower in respect of any such transfer (which shall be limited to not more than twenty percent (20.0%) of the total consideration from such transfer (1) in the form of Capital Stock shall be pledged and delivered to Administrative Agent pursuant to a Pledge Agreement as security for the Obligations or (2) in the form of Indebtedness of any Person shall be evidenced by a promissory note which shall be pledged and delivered to Administrative Agent pursuant to the Master Pledge Agreement as security for the Obligations; (y) before and after giving effect to such transfer, no Potential Event of Default or Event of Default shall have occurred and be continuing; and (z) the proceeds of such transfers shall be applied as required by subsection 2.4B(iii)(a);

(vi)                              Borrower may sell, transfer, convey or otherwise dispose of Investments permitted under subsection 7.3(i) (a) if no Potential Event of Default or Event of Default shall have occurred and be continuing, so long as the proceeds of such transfer are promptly reinvested in Cash Equivalents permitted under subsection 7.3(i) or (b) so long as the proceeds of such transfer are applied as required by subsection 2.4(B)(iii)(a); and

(vii)                           Borrower and its Subsidiaries may sell or otherwise dispose of other assets in transactions that do not constitute Asset Sales except that this clause (vii) shall not be construed to permit the sale or other disposal of any assets by any Loan Party to a Person that is a Subsidiary of Borrower but is not a Loan Party.

7.8                                 Consolidated Capital Expenditures.

Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in any Fiscal Year (the “Current Fiscal Year”) in an aggregate amount in excess of an amount (the “Maximum Capital Expenditures Amount” for the Current Fiscal Year) equal to $6,500,000; provided that the Maximum Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Capital Expenditures Amount for the previous Fiscal Year (prior to adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.

7.9                                 Amendments of Documents Relating to Subordinated Indebtedness.

Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change any of the terms of any Subordinated Indebtedness in a manner that would be adverse to Lenders in any material respect.

7.10                           Conduct of Business; Subsidiaries; Acquisitions.

Borrower shall not, and shall not permit any Loan Party to, create, capitalize or acquire any Subsidiary after the date hereof unless, in each case, (i) the Capital Stock of each such Subsidiary has been pledged to the Administrative Agent as security for the Obligations pursuant a Pledge Agreement, and (ii) if applicable under subsection 6.7, such Subsidiary has granted to the Administrative Agent as security for the Obligations a security interest in all of its property pursuant to the applicable Collateral Documents, and taken all other actions required by subsection 6.7.

7.11                           Restrictive Agreements.

Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of Administrative Agent, L/C Issuer or any Lender or otherwise securing the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (b) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (d) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (e) clause (i) of the foregoing shall not apply to customary provisions in leases and other agreements (other than partnership, joint venture, shareholder or similar agreements or other agreements relating to Investments made by Borrower or any Subsidiary) restricting the assignment thereof.

7.12                           Margin Regulations; Securities Laws.

Borrower shall not and shall not permit any Loan Party to use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock or to violate the Securities Exchange Act or the Securities Act.

7.13                           Limitation on Payments.

Other than regularly scheduled payments and other mandatory payments (other than payments made mandatory as a result of the acceleration of such Indebtedness pursuant to a default thereunder), Borrower shall not prepay, redeem, purchase, repurchase, defease or retire any Indebtedness if an Event of Default has occurred and is continuing or would result therefrom.

7.14                           Cash Management.

Borrower shall not, and shall not allow any Loan Party to, open any Deposit Account or securities account unless Borrower shall have delivered an Account Control Agreement executed by Borrower or such Loan Party and the deposit account bank or securities intermediary (except to the extent delivery is not required pursuant to the proviso in the definition of “Account Control Agreement”).

7.15                           Anti-Terrorism Matters.

A.                                   Borrower shall not, and shall not allow any Credit Party to require the Administrative Agent, the L/C Issuer or the Lenders to take any action that would cause the Administrative Agent or the Lenders to be in violation of the prohibitions set forth in the Anti-Terrorism Laws, it being understood that the Administrative Agent, the L/C Issuer or any Lender can refuse to honor any such request or demand otherwise validly made by Borrower under this Agreement or any Loan Document.

B.                                     Borrower shall not, and shall not permit any Loan Party to, directly or indirectly repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming compliance with this subsection 7.15B or 6.12).

SECTION 8.                                EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                                 Failure to Make Payments When Due.

Failure by Borrower to pay:

(i)                                     any installment of principal of any Loan when due from Borrower, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise;

(ii)                                  failure by Borrower to pay when due any amount payable to an L/C Issuer in reimbursement of any drawing under a Letter of Credit; or

(iii)                               failure by Borrower to pay any interest on any Loan or any fee or any other amount due from Borrower under this Agreement (other than as set forth in clause (i) or (ii) above), in each case within five days after the date due; or

8.2                                 Default in Other Agreements.

(i)                                     Failure of Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Guarantee Obligations with an aggregate principal amount of $5,000,000 or more beyond the end of any grace or notice period provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other term of (a) one or more items of Indebtedness or Guarantee Obligations in the aggregate principal amount referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Guarantee Obligation(s), if such breach or default continues after any applicable grace or notice period provided therefor and the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3                                 Breach of Certain Covenants.

Failure of Borrower to perform or comply with any term or condition contained in subsection 6.1A(vi), 6.2 (with respect to Borrower’s existence), 6.11 or 7; or

8.4                                 Breach of Warranty.

Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                                 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after knowledge of Borrower or such Loan Party of such default or receipt by Borrower and such Loan Party of notice of such default; or

8.6                                 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, dissolution, liquidation or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and if such case or proceeding described in clause (ii) is being diligently contested in good faith, shall not be dismissed, bonded or discharged within 60 days; or

8.7                                 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, dissolution, liquidation or similar law (whether federal, state or foreign) now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case or fail to contest in a timely and appropriate manner any involuntary case, or shall consent to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to or apply for the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize or take any action for the purpose of effecting, approving, consenting to or otherwise agreeing with any of the actions referred to in clause (i) above or this clause (ii); or

8.8                                 Judgments and Attachments.

(i)                                     Any money judgments, writs or warrants of attachment or similar processes involving in the aggregate at any time an amount in excess of $5,000,000 (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(ii)                                  A foreign, federal or state tax Lien is filed against any Loan Party or any property of any Loan Party which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Requisite Lenders within 45 days after the filing thereof for an amount which equals or exceeds $2,000,000; or

8.9                                 ERISA.

An ERISA Event shall have occurred that, in the opinion of the Requisite Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

8.10                           Change of Control.

A Change of Control shall occur; or

8.11                           Material Invalidity of Guaranties; Material Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any provision of the Subsidiary Guaranty or any guaranty entered into by a Subsidiary of Borrower pursuant to subsection 6.7B for any reason, other than the Payment In Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to create a valid First Priority security interest in any collateral purported to be covered thereby (other than to the extent otherwise permitted hereunder) or shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the Payment In Full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof), in each case for any reason other than any act or omission of Administrative Agent or any Lender, or (iii) any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party or otherwise seek to repudiate any Lien created thereby in favor of the Administrative Agent or the perfection or priority contemplated thereby:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, and the obligation of L/C Issuer to issue any Letter of Credit shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan and the obligation of L/C Issuer to issue any Letter of Credit shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be paid to Administrative Agent, for the benefit of Lenders, and held by Administrative Agent, for the benefit of Lenders, as collateral security for the Obligations of Borrower in respect of all outstanding Letters of Credit, and Borrower hereby (X) grants to Administrative Agent, for the benefit of Lenders, a security interest in all such amounts, together with any interest accrued thereon and any Investments of such amounts, as security for the Obligations, (Y) agrees to execute and deliver to Administrative Agent all such documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable in order to more fully evidence, perfect or protect such security interest, and (Z) agrees that, upon the honoring by any Issuing Bank of any drawing under a Letter of Credit issued by it, Administrative Agent is authorized and directed to apply any amounts held as collateral security in accordance with the terms of this paragraph to reimburse such L/C Issuer for the amount of such drawing.

SECTION 9.                                ADMINISTRATIVE AGENT

9.1                                 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2                                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder, if and when applicable, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3                                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

A.                                   shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

B.                                     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

C.                                     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsections 10.6 and Section 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4                                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5                                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6                                 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and subsection 10.2 and 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute the resignation of Fleet National Bank and Bank of America as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.7                                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8                                 Collateral Documents and Guaranties.

Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Guaranties, and each Lender agrees to be bound by the terms of each Collateral Document and each Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary from its Guaranty if all of the capital stock (or other equivalent equity interest) of such Subsidiary is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

SECTION 10.                          MISCELLANEOUS

10.1                           Assignments and Participations in Loans and Letters of Credit.

A.                                   Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 10.1B, (ii) by way of participation in accordance with the provisions of subsection 10.1D, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 10.1D and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                     Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection 10.1B, participations in L/C Obligations) at the time owing to it); provided that

(i)                                     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(ii)                                  any assignment of a Revolving Loan Commitment must be approved by (a) unless the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), the Administrative Agent and the L/C Issuer (such approval not to be unreasonably withheld), and, (b) unless the proposed assignee would otherwise be an Eligible Assignee or unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld); and

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.1, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 10.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 2.6D, 2.7, 3.6 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1D.

C.                                     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in subsection 10.7 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall register each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

D.                                    Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower any of Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that affects such Participant and is described in subsection 10.6A as requiring unanimous consent. Subject to subsection 10.1E, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D, 2.7, 3.6 and 10.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.

E.                                      Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under subsection 2.6D, 2.7 or 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant complies with subsection 2.7 as though it were a Lender.

F.                                      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or with respect to any Fund, to such Fund’s trustee in support of such Fund’s obligations to its trustee; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

G.                                     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

H.                                    Information.  Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.17.

I.                                         Representations of Lenders.  Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 1.2 of such Assignment Agreement are incorporated herein by this reference.

10.2                           Expenses.

Borrower agrees to pay promptly (i) (a) all the reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto, and (b) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions reasonably requested by Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Lenders and Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders and L/C Issuer pursuant to any Collateral Document or otherwise in connection herewith, including filing fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Lenders; (v) all the reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any environmental consultants retained by Administrative Agent, Lenders or their counsel) of obtaining and reviewing any environmental audits or reports provided for on or before the Closing Date; (vi) all the actual costs and reasonable expenses of the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent, L/C Issuer and Lenders in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by Administrative Agent, L/C Issuer and each Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement or pursuant to any insolvency or bankruptcy proceedings.

10.3                           Indemnity.

A.                                   Indemnification.  In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent, each Lender and L/C Issuer, and the officers, directors, employees, trustees, partners, agents and affiliates of Administrative Agent, L/C Issuer and each Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

B.                                     Definition of Indemnified Liabilities.  As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, (iii) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee.

C.                                     If Indemnity Is Limited Under Law.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

D.                                    Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection 10.2 or 10.3(A) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.

E.                                      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection 10.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

F.                                      Payments.  All amounts due under this subsection 10.2 and this subsection 10.3 shall be payable not later than ten Business Days after demand therefor.

G.                                     Survival.  The agreements in subsection 10.2 and this subsection 10.3 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the Payment In Full of all the other Obligations.

10.4                           Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5                           Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment)

in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6                           Amendments and Waivers.

A.                                   No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause (i)):

(i)                                     extend the scheduled final maturity of any Loan or Note beyond the Maturity Date, or extend the stated expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date, or reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to subsection 2.2E) or any unused facility fees or letter of credit fees payable hereunder, or extend the time for payment of any such interest or fees, or reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit,

(ii)                                  amend, modify, terminate or waive any provision of this subsection 10.6,

(iii)                               reduce the percentage specified in the definition of “Requisite Lenders” (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders” on substantially the same basis as the Term Loans, the Revolving Loan Commitments and the Revolving Loans are included on the Closing Date) or

(iv)                              consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement;

 provided, further that no such amendment, modification, termination or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that no amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase in the Commitment of any Lender, and that no increase in the available portion of any Commitment of any Lender shall constitute an increase in such Commitment of such Lender); (2) amend the definition of “Supermajority Lenders” without the consent of the Supermajority Lenders, or release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty except as expressly provided in the Loan Documents, without the consent of the Supermajority Lenders, (4) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class, or alter the required application of any repayments or prepayments as between Classes pursuant to subsection 2.4 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof (although Requisite Lenders may waive, in whole or in part, any mandatory prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered); (5) without the consent of Requisite Class Lenders of the respective Class, waive, reduce or postpone any required repayment set forth in subsection 2.4 with respect to the Term Loans of such affected Class; (6) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in subsection 3.1C, or any other provision of this Agreement as the same relates to the rights and obligations of L/C Issuer, in each case without the written concurrence of Administrative Agent and of each L/C Issuer which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued it; or (7) amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision of this Agreement as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

B.                                     Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and Borrower, if signed by Borrower.

10.7                           Notices.

A.                                   Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on Schedule 10.7 attached hereto or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

B.                                     Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the

L/C Issuer if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.8                           Survival of Representations, Warranties and Agreements.

A.                                   All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.

B.                                     Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement. Such representations and warranties have been or will be relied upon by the Administrative Agent, L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, L/C Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.9                           Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent, L/C Issuer or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10                     Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender or L/C Issuer shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent, L/C Issuer or Lenders (or to Administrative Agent for the benefit of Lenders and L/C Issuer), or Administrative Agent, L/C Issuer or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred (and, to the extent any such amount is recovered from or repaid by the Administrative Agent that had been paid over by the Administrative Agent to any Lender or L/C Issuer, upon demand such Lender or L/C Issuer severally agrees to pay its applicable share of any amount so recovered or repaid).

10.11                     Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12                     Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13                     Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.14                     Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.15                     Consent to Jurisdiction and Service of Process.

A.                                   SUBMISSION TO JURISDICTION.  BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURTS SITTING IN NEW YORK, NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

B.                                     WAIVER OF VENUE.  BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION 10.15A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

C.                                     SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16                     Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17                     Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this subsection, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this subsection shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.18                     Counterparts.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

10.19                     Other Transactions.

Nothing contained herein shall preclude the Administrative Agent any L/C Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

10.20                     Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower, Lenders, L/C Issuer and Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.21                     USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.22                     Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

10.23                     Interest Rate Limitation.

 Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
THE BOYDS COLLECTION, LTD.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as L/C Issuer

By:
Name:
Title:

LENDERS:

CANPARTNERS INVESTMENTS IV, L.L.C.

By:
Name:
Authorized Member

FARALLON CAPITAL PARTNERS, L.P.
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
TINICUM PARTNERS, L.P.

BY: FARALLON PARTNERS, L.L.C.

By:
Name:
Title: Managing Member

ACKNOWLEDGED & AGREED:

FLEET NATIONAL BANK, as L/C Issuer of the Existing Letters of Credit

By:
Name:
Title: